Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY

AND AMONG

SOURCECORP, INCORPORATED,

KEYPOINT I ACQUISITION CORP.,

KEYPOINT CONSULTING LLC

AND

THE MEMBERS OF

KEYPOINT CONSULTING LLC

EXECUTED APRIL 15, 2004

TABLE OF CONTENTS

ARTICLE I	PURCHASE AND SALE
1.1	Purchase and Sale of Membership Interests
1.2	Purchase Price Adjustment
1.3	Segregation of Specified Assets and Liabilities; Post-Closing Adjustment.
1.4	Effective Date Balance Sheet
1.5	Earnings Treatment
1.6	Recovery by Buyer for Section 1.3 Payment
1.7	Recovery by Buyer of Closing Price Adjustment

ARTICLE II	REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE MEMBERS
2.1	Authorization
2.2	Organization, Existence and Good Standing of the Company
2.3	Capitalization of the Company.
2.4	Subsidiaries
2.5	Financial Statements.
2.6	Accounts and Notes Receivable
2.7	Permits and Intangibles
2.8	Tax Matters.
2.9	Assets and Properties.
2.10	Real Property Leases; Options
2.11	Environmental Laws and Regulations.
2.12	Contracts.
2.13	No Violations
2.14	Government Contracts
2.15	Consents
2.16	Litigation and Related Matters
2.17	Compliance with Laws
2.18	Intellectual Property Rights
2.19	Employee Benefit Plans.
2.20	Employees; Employee Relations.
2.21	Insurance
2.22	Interests in Customers, Suppliers, Etc
2.23	Business Relations
2.24	Officers and Directors
2.25	Bank Accounts and Powers of Attorney
2.26	Absence of Certain Changes or Events
2.27	Document Management Services and Storage.
2.28	No Brokers or Agents
2.29	Disclosure

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2.30	Authority; Ownership; Other Interests
2.31	Preemptive Rights
2.32	Validity of Obligations
2.33	Absence of Claims Against the Company

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER
3.1	Organization and Authorization
3.2	No Violations
3.3	Consents
3.4	No Brokers or Agents

ARTICLE IV	COVENANTS OF THE PARTIES
4.1	Records Pertaining to the Company.
4.2	Preparation and Filing of Tax Returns.
4.3	Loan Agreement and Other Obligations.
4.4	Guarantors on Real Estate Leases

ARTICLE V	CONDITIONS TO OBLIGATIONS OF PARENT AND BUYER
5.1	Absence of Litigation
5.2	Consents and Approvals
5.3	Certificates
5.4	Estoppel Certificates
5.5	Members’ Release
5.6	Final Financial Statements
5.7	Opinion of Counsel
5.8	No Material Adverse Effect
5.9	Repayment of Affiliate Indebtedness; No Transfers to Affiliates
5.10	Due Diligence Review.
5.11	Employment Agreements
5.12	Independent Contractor and Noncompetition Agreements
5.13	Termination of Related Party Agreements and Benefit Plans
5.14	Release of Financing Statements
5.15	Certificates
5.16	Resignations and Releases of Managers

ARTICLE VI	CONDITIONS TO OBLIGATIONS OF THE MEMBERS
6.1	Absence of Litigation
6.2	Consents and Approvals
6.3	Certificates
6.4	Delivery of Consideration
6.5	Employment Agreements
6.6	Independent Contractor Agreements; Noncompetition Agreement
6.7	Opinion of Counsel

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ARTICLE VII	CLOSING
7.1	Closing
7.2	Delivery of the Company Interests
7.3	Payment to the Members at Closing

ARTICLE VIII	[INTENTIONALLY LEFT BLANK.]

ARTICLE IX	INDEMNIFICATION
9.1	Buyer’s Losses.
9.2	Environmental Indemnity.
9.3	Employee Compensation and Benefits
9.4	Seller Losses.
9.5	Indemnification for Certain Tax Matters
9.6	Notice of Loss
9.7	Right to Defend
9.8	Cooperation
9.9	Timing and Treatment of Payments.
9.10	Limitations on Indemnification

ARTICLE X	MISCELLANEOUS
10.1	Entire Agreement
10.2	Successors and Assigns
10.3	Counterparts; Facsimile Signatures
10.4	Headings
10.5	Construction
10.6	Modification and Waiver
10.7	Schedules, Etc
10.8	Notices
10.9	GOVERNING LAW; CONSENT TO JURISDICTION
10.10	Survival of Covenants, Agreements, Representations and Warranties.
10.11	Confidentiality; Publicity
10.12	Expenses
10.13	Third Party Beneficiaries
10.14	Number and Gender of Words
10.15	Specific Performance; Other Rights and Remedies
10.16	Cumulative Remedies; Calculation of Damages
10.17	Prorations
10.18	Further Assurances
10.19	Mail Received After Closing
10.20	Community Property

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into April 15, 2004 by and among SOURCECORP, Incorporated, a Delaware corporation with its principal offices at 3232 McKinney Avenue, Suite 1000, Dallas, Texas 75204 (“Parent”), KeyPoint I Acquisition Corp., a Delaware corporation with its principal offices at 3232 McKinney Avenue, Suite 1000, Dallas, Texas 75204 (“Buyer”), KeyPoint Consulting LLC, a California limited liability company with its principal offices at 2000 Powell Street, Suite 500, Emeryville, California 94608 (the “Company”), Michael J. Doane, Marc Vellrath, Michael A. Williams, Brett L. Reed, R. Preston McAfee, David S. Sibley, Alan C. Hess and James A. Wilcox (each of Mr. Doane, Mr. Vellrath, Mr. Williams and Mr. Reed, a “Primary Equity Member,” and each of Mr. McAfee, Mr. Sibley, Mr. Hess and Mr. Wilcox, an “Academic Member” and all collectively, the “Members”).

W I T N E S S E T H:

WHEREAS, the Members own all of the issued and outstanding membership interests of the Company;

WHEREAS, the Members desire to sell and convey to Buyer, and Buyer desires to purchase from the Members, all of the outstanding membership interests of the Company; and

WHEREAS, in connection with the purchase by Buyer from the Members of all of the outstanding membership interests in the Company and all agreements and relationships contemplated by this Agreement, (i) Buyer will cause the Company to enter into employment agreements with each of the Primary Equity Members in the form attached hereto as Exhibit A (collectively, the “Employment Agreements”) and (ii) Buyer will cause the Company to enter into independent contractor agreements in the form attached hereto as Exhibit B (collectively, the “Independent Contractor Agreements”) and noncompetition, nonsolicitation and confidentiality agreements with each of the Academic Members in the form attached hereto as Exhibit C (collectively, the “Noncompetition Agreements”).

NOW, THEREFORE, for and in consideration of the premises and of the mutual representations, warranties, covenants and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the parties do hereby agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1           Purchase and Sale of Membership Interests.  Upon the terms and subject to the conditions of this Agreement, on the Closing Date (as defined below), Buyer agrees to purchase from the Members, and the Members agree to sell to Buyer, all of the issued and outstanding membership interests of the Company, including without limitation, the goodwill of the businesses of the Company (the “Company Interests”), for a total consideration of $15,000,000

(as set forth on Schedule 1.1) (subject to the terms and conditions and Buyer’s right of offset, each as described below, the “Total Consideration”) consisting of:

(i)            $13,500,000 payable to the Members in cash at the Closing, as such amount may be adjusted pursuant to the Closing Price Adjustment set forth in Section 1.2; and

(ii)           $1,500,000 in cash (the “Holdback Amount”), to be held by Buyer for a period of one hundred twenty (120) days from the date of Closing as security and as a nonexclusive offset for any breach of the representations, warranties, covenants and agreements of the Company and the Members, and for the Members’ indemnification obligations, each as set forth herein, to be released by Buyer to the Members in accordance with the terms and conditions set forth herein less the amount of any claims then asserted by Buyer under this Agreement.  Without limiting Buyer’s remedies as set forth elsewhere in this Agreement, Buyer may offset against the Holdback Amount amounts payable to it or the Company by the Members with respect to Buyer’s Losses pursuant to the provisions of Article IX below.

1.2           Purchase Price Adjustment.  The Total Consideration shall be adjusted (a) downward at Closing on a dollar-for-dollar basis to the extent of any distributions of property of the Company to the Members from and after January 1, 2004 and prior to the Closing Date (and not to include the Segregated Accounts described in Section 1.3(a) below), and (b) upward or downward twelve (12) months following the Closing to the extent that the Modified Tangible Net Worth of the Company as reflected on the balance sheet of the Company at the close of business on the Effective Date defined in Section 1.5 below (the “Effective Date Balance Sheet”), after segregating from the Effective Date Balance Sheet the Segregated Accounts (as defined in Section 1.3(a) below) to be held by the Company on behalf of the Members (and therefore excluding the same from the Modified Tangible Net Worth calculation), is above or below $0, as determined in accordance with generally accepted accounting principles consistently applied (“GAAP”).  In calculating Modified Tangible Net Worth, no effect shall be given to, and no asset shall be deemed to exist as a result of, the right of the Company or any of its affiliates to receive a percentage of the Company’s accounts receivable as of the Closing Date (the “KeyPoint Receivables”) pursuant to Section 1.3 hereof.  The aggregate adjustments to the Total Consideration made pursuant to this Section 1.2 are referred to as the “Closing Price Adjustment.”

1.3           Segregation of Specified Assets and Liabilities; Post-Closing Adjustment.

(a)           Prior to or concurrently with the Closing, the Company keep and track separately from other accounts the following accounts on behalf of the Members: (i) the Company’s accounts receivable as of the Closing Date (which as of February 29, 2004 was approximately $3,097,257), together with any collections thereof from the Effective Date through the Closing Date (the “KeyPoint Receivables”), (ii) the Company’s obligations to pay Members any and all compensation that is contingent upon collection of any of the Receivables (which as of February 29, 2004 was approximately $2,232,286), (iii) the Company’s obligations to pay affiliates of the Company and third parties any and all compensation that is contingent upon collection of any of the Receivables (which as of February 29, 2004 was approximately $236,564), (iv) compensation receivable from Jeffrey D. Redman (which is as of February 29, 2004 was approximately $94,873); and (v) the Company’s obligations to make any and all payments and contributions to the KeyPoint Consulting LLC Defined Benefit Pension Plan and related trust (all such assets and liabilities described in this Section 1.3(a) being collectively referred to herein as the “Segregated Accounts”).  The items included in the Segregated Accounts shall be set forth on Schedule 1.3.

(b)           The Company shall track and report to the Members all receipts from collection of the KeyPoint Receivables from the Effective Date forward.  Buyer’s portion of any receipts from collections of the KeyPoint Receivables shall be seventy percent (70%) of all such receipts, up to an aggregate amount of $1,000,000.  Buyer’s portion of receipts from collections of the KeyPoint Receivables and the aggregate amount set forth in this Section 1.3(b) may be adjusted pursuant to the provisions of Section 1.6 below.

(c)           On or before the fifteenth day of each month, commencing with the first calendar month following the Closing, the Company shall deposit into a separate KeyPoint bank account (the “KeyPoint Distribution Account”) all receipts from the collection of KeyPoint Receivables in the preceding month, less Buyer’s portion of the KeyPoint Receivables described in Section 1.3(b) above.

(d)           Distributions from the KeyPoint Distribution Account shall be made in the following order:  (i) first, to Buyer of any amounts then due and payable to it in accordance with this Section 1.3; (ii) second, to pay to third parties and to affiliates of the Company any and all compensation that is contingent upon collection of any of the KeyPoint Receivables included in the Segregated Accounts to the extent that such amounts are due and payable as a consequence of the collection of such KeyPoint Receivables; (iii) third, to pay expenses incurred in connection with the transactions contemplated by this Agreement for which the Members are or may become liable under Section 2.8(i) hereof (not to exceed $350,000); and (iv) fourth, as described below in this Section 1.3(d).  Any balance in the KeyPoint Distribution Account shall be distributed as provided below upon the first to occur of (i) the first anniversary of the Closing and (ii) such time as all of Company’s payment obligations included within the Segregated Accounts and Schedule 1.3 have been fully satisfied or funds have been reserved in the appropriate accounts that in the reasonable judgment of the Company and Buyer are sufficient to fully satisfy such payment obligations evidenced by such Segregated Accounts (and with any such amounts set aside in this fashion to be excluded from the distribution from the KeyPoint Distribution Account described below in this Section 1.3(d)).  Prior to the distribution of the applicable balance in the KeyPoint Distribution Account, the Members shall provide to Buyer a Distribution Allocation Schedule executed by each of the Members instructing the Company how it is to distribute among the Members the balance in the KeyPoint Distribution Account that includes a waiver by each Member of any claim thereof against the Company, Buyer or Parent with respect to the amount so distributed to such Member in accordance with such schedule.  Buyer will distribute any balance then remaining in the KeyPoint Distribution

Account in accordance with the Distribution Allocation Schedule through the normal payroll process to the Members, if such Members are employees of Company, and through the Company’s accounts payable process, with respect to the Members who are Independent Contractors; provided, that no amount shall be paid from the KeyPoint Distribution Account directly or indirectly to a Member (including, without limitation, any payment with respect to the Company’s obligations to pay Members and other affiliates of the Company any and all compensation that is contingent upon collection of any of the Receivables), unless the Company’s liabilities and obligations with respect to the Defined Benefit Pension Plan and related trust have been fully extinguished.  In the event of any change in the amount of the distribution to be made from the KeyPoint Distribution Account, Buyer may at its option require the Members to execute an updated Distribution Allocation Schedule as a condition to effecting the distribution.

(e)           In the event that a contribution to the Defined Benefit Pension Plan trust becomes due and payable before the KeyPoint Distribution Account has accumulated sufficient funds to cover the required contribution, the Company may make such payment and may recover and/or set-off such amount in the manner described in Section 1.6 below.

(f)            Upon closure of the Defined Benefit Pension Plan, any deficit, penalties or contributions owed in respect of the Defined Benefit Pension Plan, and any fees associated with filing any previously required Defined Benefit Pension Plan filings (including without limitation the required Economic Growth and Tax Relief Reconciliation Act of 2001 amendment), shall be paid by the Members or, if paid by the Company, the Company may recover and/or set-off such amount in the manner described in Section 1.6 below, and any surplus with respect to the Defined Benefit Pension Plan, after appropriate deduction for any assorted Taxes and penalties, shall be paid into the KeyPoint Distribution Account for distribution to and at the direction of Marc Vellrath as representative of the Members.

(g)           In the event that any claim arising from the Segregated Liabilities other than compensation payable to Members is not timely paid from the KeyPoint Distribution Account, the Company may make such payment, and may recover and/or set-off such amount in the manner described in Section 1.6 below; provided, that in no event shall the Company have any obligation to pay any compensation payable to a Member arising from the Segregated Liabilities.

(h)           In the event that the Company has not received an aggregate amount of $1,000,000 (as such amount may be adjusted pursuant to the provisions of Section 1.6 below) with respect to collected KeyPoint Receivables as described in this Section 1.3 by December 31, 2004, the Company may recover and/or set-off the aggregate amount of the difference between the amount collected and retained by the Company as of such date and $1,000,000 as described in Section 1.6 below.

1.4           Effective Date Balance Sheet.  The Effective Date Balance Sheet shall be prepared by the Company in accordance with GAAP, except as noted on Schedule 1.4.  Such Schedule 1.4 shall specify whether and to what extent the scheduled deviations from GAAP shall impact the financial information included in the Effective Date Balance Sheet, but shall not otherwise affect the Effective Date Balance Sheet or be included in the calculation of the Modified Tangible Net Worth of the Company.  Buyer shall have reasonable input into the preparation and verification of such Effective Date Balance Sheet.  The Company and the Members shall promptly deliver a copy of the Effective Date Balance Sheet to Buyer after the completion thereof, but not less than two (2) business days prior to the Closing.

1.5           Earnings Treatment.  All billings, revenues, receipts, earnings, losses, costs, expenses (including Taxes other than those Taxes arising as a result of the consummation of the purchase and sale of the Company Interests) and cash flow of the Company for the period from and after March 1, 2004 (the “Effective Date”) through the Closing Date, other than receipts from collections of the KeyPoint Receivables, which shall be treated in the manner set forth in Section 1.3, shall be for the benefit of Buyer and shall be acquired by Buyer at the Closing.

1.6           Recovery by Buyer for Section 1.3 Payment.  In the event that Buyer or the Company makes any payment described under Section 1.3 that is required to be made (other than from the KeyPoint Distribution Account), Buyer or the Company shall, without prejudice to its rights of offset and recovery otherwise set forth in this Agreement, be entitled to recover any such amount from the following sources in the order set forth below: (i) first, by recovery of such amount from the KeyPoint Distribution Account then available after the receipt by the Company of Buyer’s portion of the KeyPoint Receivables, to be effected by corresponding increases in the percentage and the amount of Buyer’s portion of collected KeyPoint Receivables from the percentage and amount presently set forth in Section 1.3(b) equal to the amount owed to Buyer or the Company as a result of the payment by Buyer or the Company of any amount described in Section 1.3 hereof that is required to be made by the Members; (ii) second, to the extent that the KeyPoint Distribution Account does not have sufficient funds to cover the amount owed to Buyer or the Company under Section 1.3 hereof (after the receipt by the Company of Buyer’s portion of the KeyPoint Receivables), by reduction of the Company’s indebtedness to certain of the Members under the loans made by such Members as set forth on Schedule 4.3 equal to such amount still owed to Buyer or the Company and on a proportionate basis among such Members; and (iii) third, to the extent that the foregoing sources are not sufficient to satisfy the Members’ obligations to Buyer or the Company under Section 1.3, each Member shall be liable to Buyer and the Company on a joint and several basis for such amount without application of any Basket or offset thereby.

1.7           Recovery by Buyer of Closing Price Adjustment.  In the event Buyer is due monies as a result of the Closing Price Adjustment described in Section 1.2(b) hereof, Buyer or the Company shall, without prejudice to its rights of offset and recovery otherwise set forth in this Agreement, be entitled to recover any such amount from the following sources in the order set forth below: (i) first, by recovery of such amount from the KeyPoint Distribution Account then available after the receipt by the Company of Buyer’s portion of the KeyPoint Receivables, to be effected by corresponding increases in the percentage and the amount of Buyer’s portion of collected KeyPoint Receivables from the percentage and amount presently set forth in Section 1.3(b) equal to the amount owed to Buyer or the Company as a result of any Closing Price Adjustment under Section 1.2(b) hereof; (ii) second, to the extent that the KeyPoint Distribution Account does not have sufficient funds to cover the amount owed to Buyer or the

Company under Section 1.2(b) (after the receipt by the Company of Buyer’s portion of the KeyPoint Receivables), by reduction of the Company’s indebtedness to certain of the Members under the loans made by such Members as set forth on Schedule 4.3 equal to such amount still owed to Buyer or the Company and on a proportionate basis among such Members; and (iii) third, to the extent that the foregoing sources are not sufficient to satisfy the Members’ obligations to Buyer and the Company under Section 1.2(b), each Member shall be liable to Buyer and the Company on a joint and several basis for such amount without application of any Basket or offset thereby.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE MEMBERS

(A)          Representations and Warranties of the Company and the Members.

Each of the Company and the Members, jointly and severally, represent and warrant that all of the following representations and warranties with respect to the Company and its business and operations set forth in this Section 2(A) are true and correct at the time of this Agreement and at the time of the Closing.

2.1           Authorization.  This Agreement has been duly executed and delivered by the Company and the Members and constitutes the valid and binding obligation of each such party, enforceable in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, (ii) the remedies of specific performance and injunctive relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings may be brought and (iii) rights to indemnification hereunder may be limited under applicable securities laws (the “Equitable Exceptions”).  The Company has full limited liability company power, capacity and authority to execute this Agreement and all other agreements and documents contemplated hereby.

2.2           Organization, Existence and Good Standing of the Company.  The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the state of its organization with all requisite limited liability company power and authority to own, lease or operate its properties and to carry on its business as now being conducted and in the place where such properties are owned, leased or operated.  The Company is duly qualified or licensed as a foreign limited liability company and in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary.  Set forth on Schedule 2.2 is a list of the jurisdictions in which the Company is qualified or licensed to do business as a foreign limited liability company.  Set forth on Schedule 2.2 is a listing of all names of all predecessor companies for the past five (5) years of the Company, including the names of any entities from whom the Company previously acquired material assets during such period (and, in the event of any such acquisitions, copies of the related purchase agreements), and of all names under which the Company does or has done business since its organization.  Except as disclosed on Schedule 2.2, the Company has not been a subsidiary or division of another business organization or a part of an acquisition that was later rescinded.  True, complete and correct copies of the Certificate of Formation of the Company certified by the Secretary of State of the applicable state of organization as of the date not more than thirty (30) days prior to the Closing and of the Operating Agreement of the Company are all attached hereto on Schedule 2.2 (the “Charter Documents”).  Except as set forth on Schedule 2.2 the minute books of the Company, as heretofore made available to Buyer, are correct and complete in all respects.

2.3           Capitalization of the Company.

(a)           The Company’s outstanding membership interests are held by the Members as described on Schedules 1.1 and 2.3.  All of the Company Interests have been validly issued and are fully paid and nonassessable and no holder thereof is entitled to any preemptive rights (except any statutory preemptive rights, which the Members hereby waive).  There are no outstanding conversion or exchange rights, subscriptions, options, warrants or other arrangements or commitments obligating the Company to issue any membership interests or other securities or to purchase, redeem or otherwise acquire any membership interests or other securities, or to pay any dividend or make any distribution in respect thereof, except as set forth on Schedule 2.3.

(b)           The Members (i) own of record and beneficially (subject to the community property interest of any Member’s spouse) and have good and marketable title to all of the issued and outstanding Company Interests, free and clear of any and all liens, mortgages, security interests, encumbrances, pledges, charges, adverse claims, options, buy-sell agreements, rights of first refusal agreements, property settlement or marital dissolution agreements, rights or restrictions of any character whatsoever other than standard state and federal securities law private offering legends and restrictions (collectively, “Liens”), and (ii) have the right to vote the Company Interests on any matters as to which any outstanding membership interests of the Company are entitled to be voted under the laws of the state of organization of the Company and the Company’s Charter Documents, free of any right of any other person.

2.4           Subsidiaries.  The Company does not presently own, of record or beneficially, or control, directly or indirectly, any limited liability company interest, capital stock, securities convertible into the foregoing, or any other equity interest in any limited liability company, corporation, association or business entity, nor is the Company, directly or indirectly, a participant in any joint venture, partnership or other non-corporate entity.

2.5           Financial Statements.

(a)           The Company has previously furnished to Buyer the unaudited balance sheet of the Company as of December 31, 2003 and the related unaudited statements of operations, members’ equity and cash flows for the three (3) fiscal years then ended, together with the Effective Date Balance Sheet (collectively, the “Financial Statements”).  The Financial Statements (i) have been prepared in accordance with, and are consistent with, the accounting methods of the Company and commercially reasonable accounting practices and with the Company’s books and records and any work papers pertaining to such Financial Statements, (ii) present fairly and on a basis consistent with the

Company’s historical practice the financial position and results of operations, members’ equity and cash flows of the Company as of the indicated dates and for the indicated periods and (iii) solely with respect to the Effective Date Balance Sheet (after segregating from the Effective Date Balance Sheet and disregarding the Segregated Accounts to be held by the Company on behalf of the Members), and except as set forth on Schedule 1.4 and Schedule 2.5, have been prepared in accordance with GAAP consistently applied.  Any such deviations from GAAP on the Effective Date Balance Sheet shall be quantified to the extent practicable on Schedules 1.4 and 2.5.  Such deviations from GAAP on the Effective Date Balance Sheet, including without limitation such deviations set forth on the foregoing Schedule 1.4 and 2.5, shall not entitle Buyer or the Company to recover Buyer’s Losses pursuant to the indemnification provisions of Article IX hereof unless and to the extent such deviations (i) constitute “Buyer’s GAAP Losses” and (ii) cause the total amount of such Buyer’s GAAP Losses to exceed $50,000 (and upon reaching such amount, Buyer and the Company shall be entitled to assert a claim for indemnification under Article IX with respect to amounts in excess of such $50,000 threshold applicable to Buyer’s GAAP Losses).

(b)           Except to the extent (and not in excess of the amounts) reflected in the Effective Date Balance Sheet or as disclosed on Schedule 2.5, the Company has no liabilities or obligations (including, without limitation, Taxes (as defined in Section 2.8) payable and deferred Taxes or interest accrued since December 31, 2003) required to be reflected in the Financial Statements (or the notes thereto) in accordance with GAAP other than current liabilities incurred in the ordinary course of business, consistent with past good business practices, subsequent to the Effective Date.  The Company has no obligation or liability with respect to the indebtedness, obligations and liabilities included within the Segregated Accounts.  The Company has also disclosed to Buyer on Schedule 2.5, in the case of any and all liabilities that are contingent, a reasonable estimate of the maximum amount that may be payable.  For each such contingent liability, the Company has provided to Buyer the following information:

(i)            A summary description of the liability together with the following:

(A)          Copies of all relevant documentation relating thereto;

(B)           Amounts claimed and any other action or relief sought; and

(C)           Name of claimant and all other parties to the claim, suit or proceeding.

(ii)           The name of each court or agency before which such claim, suit or proceeding is pending;

(iii)          The date such claim, suit or proceeding was instituted; and

(iv)          A reasonable best estimate by the Company of the maximum amount, if any, that is likely to become payable with respect to each such liability.

If no estimate is provided, the Company’s best estimate shall for purposes of this Agreement be deemed to be zero.

(c)           The books of account and other books and records of the Company are accurate and complete in all respects, have been maintained in accordance with good business practices consistently applied and the matters contained therein are fairly presented in, and are consistent with, the Financial Statements.  The Company’s internal structures and procedures for financial reporting have been established and are evaluated periodically by the Company’s management and, to the best knowledge of the Company and the Members, are effective and there are no material weaknesses therein.

2.6           Accounts and Notes Receivable.  Set forth on Schedule 2.6 is an accurate list of the accounts and notes receivable, contract rights, commercial paper, debt securities and other rights to receive money of the Company as of December 31, 2003 included within the Financial Statements, and including receivables from and advances to employees and the Members.  The Company shall provide Buyer with an aging of all accounts and notes receivable showing amounts due in thirty (30) day aging categories.  Except to the extent reflected on Schedule 2.6, all such accounts and notes are legal, valid and binding obligations of the obligors not subject to setoff or counterclaim and are collectible in their recorded amounts shown on Schedule 2.6, net of reserves reflected in such balance sheet.  The Company’s invoices to customers are accurate in respect to services provided, except for matters that are immaterial as to each customer and in the aggregate.  Since December 31, 2003, the Company has not (i) written off, cancelled, committed or become obligated to cancel or write off any such accounts or notes, disposed of or transferred any such accounts or notes except through the collection thereof in accordance with their terms or (ii) acquired or permitted to be created any such accounts or notes except in the ordinary course of its business consistent with past good business practices.

2.7           Permits and Intangibles.  To the best knowledge of the Company and the Members, the Company holds all licenses, franchises, permits, orders, approvals, variances and other governmental authorizations, including certificates, permits or titles (including motor vehicle titles and current registrations) necessary or required for its business (the “Material Permits”).  An accurate list and summary description is set forth on Schedule 2.7 hereto of all such Material Permits.  Except as set forth on Schedule 2.7, the Material Permits are valid, and the Company has not received any notice that any governmental authority intends to cancel, terminate, not renew or to materially modify or limit any such Material Permit.  The Company has conducted and is conducting its business in compliance with the requirements, standards, criteria and conditions set forth in applicable licenses, franchises, permits, orders, approvals, variances, rules and regulations and is not in violation of any of the foregoing.  Except as specifically provided on Schedule 2.7, the transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to the Company by, any such Material Permits.

2.8           Tax Matters.

(a)           The Company has filed all income Tax returns required to be filed by the Company or the appropriate extensions therefor required to be filed by it and all returns, reports and forms of other Taxes (as defined below) required to be filed or furnished by the Company prior to the date of this Agreement, and has paid or provided for all Taxes shown to be due on such returns and all such returns, reports and forms are accurate and correct in all respects.  Except as set forth on Schedule 2.8, (i) no action or proceeding for the assessment or collection of any Taxes is pending against the Company and no notice of any claim for Taxes, whether pending or threatened, has been received; (ii) no deficiency, assessment or other formal claim for any Taxes has been asserted or made against the Company that has not been fully paid or finally settled; and (iii) no issue has been formally raised by any Taxing authority in connection with an audit or examination of any return of Taxes.  Except as set forth on Schedule 2.8, no federal, state or foreign income tax returns of the Company have been examined, and there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for such Taxes for any period.  All Taxes that the Company has been required to collect or withhold have been duly withheld or collected and, to the extent required, have been paid to the proper Taxing authority, including without limitation with respect to or based upon the Company’s properties described in Section 2.9.  Except as set forth on Schedule 2.8, no Taxes will be assessed on or after the Effective Date against the Company for any Tax period ending on or prior to the Effective Date other than for Taxes disclosed on Schedule 2.8.  For purposes of this Agreement, “Taxes” (including with correlative meaning, the terms “Tax” and “Taxable”) shall mean all taxes, duties, charges, fees, levies, imposts, deductions, withholdings or other assessments including, without limitation, income, gross receipts, ad valorem, excise, property, withholding, sales, use, franchise, transfer, license, stamp, occupation, employment, payroll, asset, capital, net worth, social security, workers compensation, utility, transfer and gain, and any other governmental charges of any nature whatsoever, imposed by the United States, or any state, county, local or foreign government or subdivision or agency or authority thereof, and including any interest, penalties or additions attributable thereto.

(b)           The Company is not a party to any Tax allocation or sharing agreement.

(c)           None of the assets of the Company constitutes Tax-exempt bond financed property or Tax-exempt use property, within the meaning of Section 168 of the Internal Revenue Code of 1986, as amended (the “Code”).  The Company is not a party to any “safe harbor lease” that is subject to the provisions of Section 168(f)(8) of the Code as in effect prior to the Tax Reform Act of 1986, or to any “long-term contract” within the meaning of Section 460 of the Code.

(d)           The Company is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

(e)           The Company is not under jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

(f)            The liabilities of the Company were incurred by the Company in the ordinary course of its trade or business.

(g)           The Company has not entered into and has not agreed to enter into any transactions that would lead to the non-preservation of a proprietary interest under Treasury regulations Section 1.368-1(e)(1)(ii).

(h)           Neither the Company nor a “Related Corporation” has within the last two (2) years redeemed or acquired any membership interests of the Company or entered into any agreement, arrangement or understanding to redeem or acquire any membership interests of the Company, nor will it redeem or acquire, or enter into any such agreement, arrangement or understanding to redeem or acquire, any membership interests of the Company at any time through the Closing Date.  For purposes of this Section 2.8(h), a “Related Corporation” means (i) a corporation that is a member of the same “affiliated group” as determined under Section 1504(a) of the Code without regard to Section 1504(b), or (ii) a corporation that owns, or in which the other corporation owns, directly or indirectly, stock possessing at least fifty percent (50%) of the total combined voting power of all classes of stock entitled to vote, or at least fifty percent (50%) of the total value of shares of all classes of stock (determined by taking into account the constructive ownership of stock rules under Code Section 318(a) as modified by Code Section 304(c)).  For purposes of the foregoing, a corporation will be considered as acquiring shares of stock acquired by a partnership (as determined for federal income tax purposes) in which it is a partner (as determined for federal income tax purposes).

(i)            The Company and the Members will pay its or their respective expenses, if any, incurred in connection with the transactions contemplated under this Agreement.

(j)            There is no intercorporate indebtedness existing between Parent or Buyer and the Company that was issued, acquired or will be settled at a discount.

(k)           The Company is a limited liability company characterized as a corporation for Federal Tax purposes.

(l)            The Company is not a “consenting corporation” within the meaning of Section 341(f)(1) of the Code, or comparable provisions of any state statutes, and none of the assets of the Company are subject to an election under Section 341(f) of the Code or comparable provisions of any state statutes.

(m)          The Company is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal income Tax purposes.

(n)           There are no accounting method changes of the Company that could give rise to an adjustment under Section 481 of the Code for periods after the Closing Date other than those taken into account for purposes of determining tangible net worth under clause (b) of Section 1.2.

(o)           The Company has substantial authority for the treatment of, or has disclosed (in accordance with Section 6662(d)(2)(B)(ii) of the Code) on its Federal income returns, all positions taken therein that could give rise to a substantial understatement of Federal income Tax within the meaning of Section 6662(d) of the

Code.  Except as set forth on Schedule 2.8, the Company has not made any Tax elections that will affect its Taxable income for 2003 or any subsequent periods.

(p)           The Company has not been a member of an affiliated group filing a consolidated federal income tax return and does not have any liability for Taxes for any Person other than the Company (i) under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract or (iv) otherwise.

(q)           The Company’s Tax basis in its assets for purposes of determining its future amortization, depreciation and other federal income Tax deductions is accurately reflected on the Company’s Tax books and records.

(r)            The Company is not, and has not been at any time, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(s)           At the end of the last taxable year, the Company did not have aggregate Tax Losses for federal income Tax purposes except as set forth on Schedule 2.8.

2.9           Assets and Properties.

(a)           Real Property.  The Company does not own or hold any interest in real property other than as set forth in Schedule 2.10 (the “Real Property”).  Except as set forth on such schedule, the Company has good and marketable title to all Real Property and none of the Real Property is subject to any Lien.

(b)           Personal Property.  Except as set forth on Schedule 2.9 and except for inventory, supplies and other personal property disposed of or consumed, and accounts receivable collected or written off, and cash utilized, all in the ordinary course of business consistent with past good business practices, the Company owns all of its inventory, equipment and other personal property (both tangible and intangible) reflected on the latest balance sheet included in the Financial Statements or acquired since December 31, 2002, free and clear of any Liens, except for statutory Liens for current taxes, assessments or governmental charges or levies on property not yet due and payable.  None of such tangible properties or assets is obsolete, dangerous or in need of repair, renewal or replacement, except for ordinary and routine maintenance and repairs and renewal in the ordinary course of business consistent with past good business practices, in each case which are not material in nature or cost and not such as to affect the operation of the business of the Company or its properties.

(c)           Condition of Properties.  The Real Property and the leasehold estates the subject of the Real Property Leases (as defined in Section 2.10) and the tangible personal property owned or leased by the Company are in good operating condition and repair, ordinary wear and tear excepted; and, to the best knowledge of the Company and the Members, there is no condition not disclosed herein of any such Real Property or leasehold estate that would materially, negatively affect the fair market value, use or operation of any Real Property or leasehold estate or otherwise have a Material Adverse Effect.

(d)           Compliance.  The continued ownership, operation, use and occupancy of the Real Property and the improvements thereto, and the continued operation, use and occupancy of the leasehold estates that are the subject of the Real Property Leases as currently operated, used and occupied will not violate any zoning, building, health, flood control, fire or other law, ordinance, order or regulation or any restrictive covenant.  There are no violations of any federal, state, county or municipal law, ordinance, order, regulation or requirement affecting any portion of Real Property or the leasehold estates the subject of the Real Property Leases, and no written notice of any such violation has been issued by any governmental authority.

2.10         Real Property Leases; Options.  Schedule 2.10 sets forth a list (summarizing the parties, lessor addresses, monthly rentals, square footages, the terms and any extensions and the function of any such property) and copies of (i) all leases and subleases under which the Company is lessor or lessee (whether by assignment or otherwise) or sublessor or sublessee of any real property, together with all amendments, supplements, nondisturbance agreements, brokerage and commission agreements and other agreements pertaining thereto (“Real Property Leases”), (ii) all options held by the Company or contractual obligations on the part of the Company to purchase or acquire any interest in real property, and (iii) all options granted by the Company or contractual obligations on the part of the Company to sell or dispose of any interest in real property.  Copies of all Real Property Leases and such options and other real estate contractual obligations have been delivered to Buyer.  The Company has not assigned any Real Property Leases or any such options or obligations.  There are no disputes, oral agreements or forbearance programs in effect as to any Real Property Lease; all facilities leased under the Real Property Leases (including alterations constructed by the Company) have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof; and all facilities leased under the Real Property Leases are supplied with utilities and other services necessary for the operation of said facilities.  There are no Liens on the interest of the Company in the Real Property Leases, subject only to (i) Liens for Taxes and assessments not yet due and payable and (ii) those matters set forth on Schedule 2.10.  The Real Property Leases and options and contractual obligations listed on Schedule 2.10 are in full force and effect and constitute binding obligations of the Company and the other parties thereto, and (x) there are no defaults thereunder and (y) no event has occurred that with notice, lapse of time or both would constitute a default by the Company or, to the best knowledge of the Company and the Members, by any other party thereto.

2.11         Environmental Laws and Regulations.

(a)           (i) During the occupancy and operation of the “Subject Property” (as defined below) by the Company and, to the best knowledge of the Company and the Members, prior to its occupancy and operation, the operations of the Subject Property and any use, storage, treatment, disposal or transportation of “Hazardous Substances” (as defined below) that has occurred in, on, to, from or under the Subject Property prior to the date of this Agreement have been in compliance with all “Environmental

Requirements” (as defined below); (ii) during the occupancy and operation of the Subject Property by the Company and, to the best knowledge of the Company and the Members, prior to its occupancy or operation thereby, no release, leak, discharge, spill, disposal or emission of Hazardous Substances has occurred in, on, to, from or under the Subject Property in a quantity or manner that violates or requires further investigation or remediation under Environmental Requirements or as required by governmental authorities; (iii) the Subject Property is free of Hazardous Substances as of the date of this Agreement, except for the presence of small quantities of Hazardous Substances utilized by the Company or other tenants of the Subject Property in compliance with and in the ordinary course of their business consistent with past good business practices; (iv) there is no pending or threatened litigation or administrative investigation or proceeding concerning the Subject Property or the Company or the Members relating to or regarding Hazardous Substances or Environmental Requirements; (v) there are no asbestos-containing materials or above-ground or underground storage tank systems located at the Subject Property; (vi) except as set forth on Schedule 2.11, the Company has never owned, operated or leased any real property other than the Subject Property; (vii) the Company’s transportation to or disposal at any off-site location of any Hazardous Substances from property now or formerly owned, operated or leased by the Company at the time of the Company’s ownership, operation or lease thereof was conducted in full compliance with applicable Environmental Requirements; and (viii) neither the Company nor the Members are aware of any facts, conditions or circumstances that could reasonably be expected to form the basis for a claim against the Company or Parent or Buyer of or relating to the Company’s compliance or failure to comply with any Environmental Requirements.

(b)           Definitions.  As used in this Agreement, the following terms shall have the following meanings:

“Environmental Requirements” means all laws, statutes, rules, regulations, ordinances, permits, guidance documents, judgments, decrees, orders, agreements and other restrictions and requirements (whether now or hereafter in effect) of any governmental authority, including, without limitation, federal, state and local authorities, relating to the regulation or protection of human health and safety, worker health and safety, natural resources, conservation, the environment, or the storage, treatment, disposal, transportation, handling or other management of industrial or solid waste, hazardous waste, hazardous or toxic substances or chemicals, pollutants or Hazardous Substances, including without limitation, CERCLA (as defined below); the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. §2601 et seq.; the Clean Air Act, 42 U.S.C. §7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. 300f et seq.; the Federal Insecticide and Rodenticide Act, 7 U.S.C. §121 et seq.; the 0.1 Pollution Act of 1990, 33 U.S.C. §2701 et seq.; and their state and local counterparts and equivalents.

“Hazardous Substance” means any “hazardous substance” as defined in §101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time (42 U.S.C. §§ 9601 et seq.) (“CERCLA”) or any regulations promulgated thereunder, or the Occupational Safety and Health Act of 1970, as amended from time to time (29 U.S.C. § 651 et seq.), or any regulations promulgated thereunder, any pollutants, contaminants, toxic or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds, chemicals, natural or man-made elements or forces (including, without limitation, petroleum or any by-products or fractions thereof, any form of natural gas, Bevill Amendment materials, lead, asbestos and asbestos-containing materials, building construction materials and debris, polychlorinated biphenyls (“PCBs”) and PCB-containing equipment, radon and other radioactive elements, ionizing radiation, electromagnetic field radiation and other non-ionizing radiation, sonic forces and other natural forces, infectious, carcinogenic, mutagenic, or etiologic agents, pesticides, defoliants, explosives, flammables, corrosives and urea formaldehyde foam insulation) that are regulated by, or may now or in the future form the basis of liability under, any Environmental Requirements.

“Subject Property” means all Real Property, all property subject to the Real Property Leases and any properties listed on Schedules 2.10 and 2.11.

2.12         Contracts.

(a)           Set forth on Schedule 2.12(a) is a list of all contracts, leases, agreements, arrangements and commitments (whether oral (summaries only) or written) to which the Company is a party or by which its assets or business are bound (the following, “Contracts”), including, without limitation, contracts, leases, agreements, arrangements or commitments that relate to (i) the sale, lease or other disposition by the Company of all or any substantial part of its business or assets or the purchase by the Company of a substantial amount of assets (in each event other than in the ordinary course of business consistent with past good business practices), (ii) the employment of any person other than personnel employed at the pleasure of the Company in the ordinary course of its business at rates of compensation and on terms consistent with past good business practices; (iii) collective bargaining with, or any representation of any employees by, any labor union or association; (iv) the acquisition of services, supplies, equipment or other personal property involving more than $5,000 or that is not terminable by the Company upon not more than thirty (30) days’ notice without obligation on the part of the Company; (v) noncompetition, exclusivity or nondisclosure; (vi) the purchase or sale of real property or any interest therein; (vii) distribution, agency or construction; (viii) lease of real or personal property as lessor or lessee or sublessor or sublessee; (ix) lending or advancing of funds other than the extension of credit to trade purchasers in the ordinary course of the Company’s business consistent with past good business practices; (x) borrowing of funds or receipt of credit other than by the Company in the ordinary course of business consistent with past good business practices and except for trade payables in amounts and on terms consistent with past good business practices; (xi) incurring of any obligation or liability except for transactions engaged in by the Company in the ordinary course of business consistent with good business practices; (xii) the sale of personal property (other than sales of inventory in the ordinary course of business consistent with past good business practices) or services under which payments due after the date of this Agreement exceed $5,000; and (xiii) any matter or transaction not in the ordinary course of the business of the Company or that is inconsistent with past good business practices of the Company.  The Company has provided Buyer or its representatives with true and complete copies of all written Contracts and a summary of all of the material terms of each oral Contract.  The Company has no agreements with customers or other parties that (i) require the Company to provide goods or services at no charge or at rates significantly below the average of rates for such goods or services set forth in the Company’s written customer contracts, except for immaterial discounts and/or free services provided as incentives to certain accounts, or (ii) contain a “most-favored” nation clause (i.e., obligating the Company to provide goods or services upon terms more favorable to the other party than those set forth in the agreement upon the occurrence of certain specified conditions).  Except as set forth on Schedule 2.12(a), the Company has delivered invoices to its customers or received monies therefrom only with respect to completed work.

(b)           Except as set forth on Schedule 2.12(b), each Contract is in full force and effect on the date hereof and will continue to be in full force and effect on substantially identical terms following the Closing; the Company is not in default under any Contract and has not given or received notice of any default under any Contract; to the best knowledge of the Company and the Members, no other party to any Contract is in default hereunder and such Contracts are legal, valid and binding obligations of the respective parties thereto in accordance with their terms and, except to the extent reflected on Schedule 2.12(b), have not been amended; invoices with respect to Contracts have been disseminated only with respect to completed work; and no defenses, offsets or counterclaims thereto have been asserted or, to the best knowledge of the Company and the Members, may be made by any party thereto other than the Company nor has the Company waived any substantial rights thereunder.

2.13         No Violations.  The execution, delivery and performance of this Agreement by the Company and the Members and the other agreements and documents contemplated hereby by the Company and the Members and the consummation of the transactions contemplated hereby will not (i) violate any provision of any Charter Document, (ii) violate any statute, rule, regulation, order or decree of any public body or authority by which the Company or the Members or its or their respective properties or assets are bound, or (iii) result in a violation or breach of, or constitute a default under, or result in the creation of any Lien upon, or create any rights of termination, cancellation or acceleration in any person with respect to any Contract, any Real Property Lease or any material license, franchise or permit of the Company or any other agreement, contract, indenture, mortgage or instrument to which the Company is a party or by which any of its properties or assets is bound.

2.14         Government Contracts.  Except as set forth on Schedule 2.14, the Company is not now and has not been a party to any governmental contract.

(a)           The Company has not been suspended or debarred from bidding on contracts or subcontracts for any Agency or instrumentality of the United States Government or any state, nor, to the best knowledge of the Company and the Members, has any suspension or debarment action been threatened or commenced.  There is no valid basis for the Company’s suspension or debarment from bidding on contracts or subcontracts for any Agency of the United States Government or any state.

(b)           Except as set forth on Schedule 2.14, the Company has not been, nor is it now being, audited or investigated by any government Agency or the inspector general or auditor general or similar functionary of any Agency or instrumentality, nor, to the best knowledge of the Company and the Members, has such audit or investigation been threatened.

(c)           The Company has no dispute pending before a contracting office of, nor any current claim (other than any accounts receivable) pending against, any Agency or instrumentality of the United States Government or any state, relating to a contract.

(d)           The Company has not, with respect to any contract, received a cure notice advising the Company that it is or was in default or would, if it failed to take remedial action, be in default under such contract.

(e)           The Company has not submitted any inaccurate, untruthful or misleading cost or pricing data, certification, bid, proposal, report, claim or any other information relating to a contract to any Agency or instrumentality of the United States Government or any state.

(f)            Neither the Company nor any Member or, to the best knowledge of the Company and the Members, any employee, agent, consultant, representative or affiliate of the Company is in receipt or possession of any competitor or government proprietary or procurement sensitive information related to the Company’s business under circumstances where there is reason to believe that such receipt or possession is unlawful or unauthorized.

(g)           Each of the Company’s contracts has been issued, awarded or novated to the Company in the Company’s name.

(h)           The Company has not made, offered or agreed to offer anything of value to any governmental official, political party or candidate for government office nor has it otherwise taken any action that would cause the Company to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any law of similar effect.

2.15         Consents.  Except as set forth on Schedule 2.15, no consent, approval, notice to, registration or filing with, authorization or order, of any Agency or under any Contract, Real Property Lease or other agreement or commitment to which the Company or the Members are parties or by which its or their respective assets are bound is required as a result of or in connection with the execution or delivery of this Agreement and the other agreements and documents to be executed by the Company and the Members or the consummation by the Company and the Members of the transactions contemplated hereby.

2.16         Litigation and Related Matters.  Set forth on Schedule 2.16 is a list of all actions, suits, proceedings, examinations, complaints, claims, investigations or grievances pending against the Company or its officers or directors in their capacities as such or, to the best knowledge of the Company and the Members, threatened against the Company, the business or any property or rights of the Company, at law or in equity, before or by any arbitration board or panel, court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign (“Agencies”).  None of the actions, suits, proceedings or investigations listed on Schedule 2.16 either (i) results in or could, if adversely determined, be reasonably expected to have an adverse effect on the Company (other than to the extent specifically and fully reserved for on the Effective Date Balance Sheet) or result in the Members (prior to the Closing) holding less than one hundred percent (100%) of the Company Interests or in any third party having the right to acquire any membership interests or assets of the Company or (ii) affects or could, if adversely determined, affect the right or ability of the Company to carry on its business substantially as now conducted.  The Company is not subject to any continuing court or Agency order, writ, injunction or decree applicable specifically to its business, operations or assets or its employees, nor in default with respect to any order, writ, injunction or decree of any court or Agency with respect to its assets, business, operations or employees.  Schedule 2.16 lists (x) all worker’s compensation claims outstanding against the Company as of the date hereof and (y) all actions, suits or proceedings filed by or against the Company since December 31, 2000.  Except as set forth on Schedule 2.16, (i) neither the Company nor its insurers have during the last two (2) years been required to make any indemnification payment as a result of any actual or alleged act or omission of the Company or any person under its control, and (ii) there has been no settlement agreement entered into within the last five (5) years by or on behalf of the Company resolving, compromising or settling any action, suit, proceeding, complaint, claim or grievance of the type described in the first sentence of this Section 2.16.

2.17         Compliance with Laws.  The Company is in compliance with all applicable laws, regulations (including federal, state and local procurement regulations), orders, judgments and decrees, including without limitation California SB 1386: Personal Information: Privacy and its resulting amendments to California Civil Code §§1798.29, and 1798.82 through 1798.84, and has adopted adequate internal controls and processes to ensure continued compliance with the provisions of California SB 1386.

2.18         Intellectual Property Rights.  Schedule 2.18 lists all of the domestic and foreign trade names, trademarks, trade dress, service marks, trademark registrations and applications, service mark registrations and applications, domain names, mask works, patents, patent applications, patent licenses, trade secrets, algorithms, inventions, computer software and firmware, software licenses, copyrights and copyright registrations and applications owned by the Company or used thereby in the operation of its business, and any and all websites (including such sites’ home page addresses) and intranets owned, licensed to or otherwise or used by the Company (collectively, the “Intellectual Property”), which schedule indicates (i) the term and exclusivity of its rights with respect to the Intellectual Property and (ii) whether each item of Intellectual Property is owned or licensed by the Company, and if licensed, the licensor and the license fees therefor.  Unless otherwise indicated on Schedule 2.18, the Company has the right to use and license the Intellectual Property, and the consummation of the transactions contemplated hereby will not result in the loss or material impairment of any rights of the Company in the Intellectual Property.  Each item constituting part of the Intellectual Property has been, to the extent indicated on Schedule 2.18, registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office or such other government entity, domestic or foreign, as is indicated on Schedule 2.18; all such registrations, filings and issuances remain in full force and effect; and all fees and other charges with respect thereto are current.  Except as stated on Schedule 2.18, there are no pending proceedings or adverse claims made or, to the best knowledge of the Company and the Members, threatened against the Company with respect to the Intellectual Property; there has been no litigation commenced or threatened in writing within the past five (5) years with respect to the Intellectual Property or the rights of the Company therein; the Intellectual Property performs in all respects in the manner described or represented in all proposals, bids, specifications, documentation, promotional materials and sales literature prepared by the Company or delivered on behalf of it and performs in all respects the functions necessary for the conduct of the Company’s business and operations, free of any deficiency, imperfection or insufficiency that could reasonably be expected to have a Material Adverse Effect; and to the best knowledge of the Company and the Members, (i) the Intellectual Property or the use thereof by the Company does not conflict with any trade names, trademarks, trade dress, service marks, trademark or service mark registrations or applications, domain names, mask works, patents, patent applications, patent licenses, trade secrets, algorithms, inventions, computer software and firmware, software licenses, copyrights, copyright registrations or applications of others (“Third Party Intellectual Property”), and (ii) such Third Party Intellectual Property or its use by others or any other conduct of a third party does not conflict with or infringe upon the Intellectual Property or its use by the Company.

2.19         Employee Benefit Plans.

(a)           Each employee benefit, membership interest or compensation plan, including without limitation employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), maintained or contributed to by the Company or any of its Group Members (as defined below) (collectively, the “Plans”) is listed on Schedule 2.19, is in compliance with applicable law and has been administered and operated in accordance with its terms.  Each Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has been timely amended to reflect the changes required by the Economic Growth and Tax Relief Reconciliation Act of 2001, the Department of Labor’s final regulations for claims procedures, the Internal Revenue Service’s (the “IRS”) final regulations for minimum distributions, and the correct mortality table as prescribed in Revenue Ruling 2001-62, and (ii) has received a favorable determination letter, opinion letter, advisory letter or notification letter, as applicable, from the IRS regarding its qualified status under the Code, has time remaining to apply under applicable Treasury regulations or IRS pronouncements for a letter and to make any amendments necessary to obtain a favorable letter or, if reliance is permitted under IRS Announcement 2001-77, relies on the favorable opinion letter or advisory letter of the master and prototype or volume submitter plan sponsor of such plan and no event has occurred and no condition exists that could be expected to result in the revocation of any such determination or letter.  No event that constitutes a “reportable event” (within the meaning of Section 4043(b) of ERISA) for which the thirty (30) notice requirement has not been waived by the Pension Benefit Guaranty Corporation (the “PBGC”) has occurred or could be expected to occur with respect to any Plan.  For purposes of this Agreement, the term “Plan” shall include each bonus, incentive or deferred compensation, severance, termination, retention, change of control, option, membership interest appreciation, membership interest purchase, ownership, SEPP, phantom membership interest or equity-based, performance or other employee or retiree benefit or compensation plan, welfare benefit program, arrangement, agreement, policy or understanding, whether written or unwritten.

(b)           Except as set forth on Schedule 2.19, neither the Company nor any Group Member (nor any of their respective predecessors) has ever, whether directly or indirectly, made any contributions to or been required to contribute to or participated in or otherwise been liable with respect to any employee benefit plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, including, without limitation, any “multiple employer plan” (within the meaning of the Code or ERISA) or “multi-employer plan” (as defined in Section 4001(a)(3) of ERISA).  Full payment has been made of all amounts that the Company was required under the terms of the Plans to have paid as contributions to such Plans on or prior to the date hereof (excluding any amounts not yet due) and all amounts properly accrued to date as liabilities of the Company that have not been paid have been properly recorded on the Financial Statements.  No Plan that is subject to Section 302 of ERISA or Section 412 of the Code has incurred or could be expected to incur any “accumulated funding deficiency” (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, and no excise or other Taxes have been or could be expected to be incurred or are due and owing with respect to such Plan because of any failure to comply with the minimum funding standards of the Code and ERISA.  Neither the Company or, to the best knowledge of the Company and the Members, any other “disqualified person” or “party in interest” (within the meaning of Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Plan that could be expected to result in the imposition of a penalty pursuant to Section 502(i) of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975(a) of the Code.  No claim, action, proceeding or litigation has been made, commenced or, to the best knowledge of the Company and the Members, threatened with respect to any Plan (other than for benefits payable in the ordinary course).  No Plan or related trust owns any securities in violation of Section 407 of ERISA.  Neither the Company nor any Group Member has incurred any liability or taken any action, or has any knowledge of any action or event, that could cause it to incur any liability (i) under Section 412 of the Code or Title IV of ERISA with respect to any “single employer plan” (within the meaning of Section 4001(a)(15) of ERISA), (ii) on account of a partial or complete withdrawal (within the meaning of Section 4205 and 4203 of ERISA, respectively) with respect to any “multi-employer plan” (within the meaning of Section 3(37) of ERISA), (iii) on account of unpaid contributions to any such multi-employer plan, (iv) to provide health benefits or other non-pension benefits to retired or former employees, except as specifically required by Section 4980B(f) of the Code, or (v) to the PBGC, other than payment of premiums that have become due (all of which have been fully paid on a timely basis).  As of the most recent valuation date, the fair value of the assets of each Plan subject to Title IV of ERISA equals or exceeds the liabilities of such Plan on a termination basis (i.e., on an accumulated benefit obligation basis) and on an ongoing basis (i.e., on a projected benefit obligation basis) based on the actuarial assumptions used for funding purposes, which assumptions are reasonable, and no amendments or other modifications to such Plan or its actuarial assumptions were adopted since the date of such Plan’s most recent actuarial report.  With respect to any Plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, there is no “unfunded liability” (within the meaning of Section 4001(a)(18) of ERISA) and no proceeding has been or is expected to be initiated by the PBGC to terminate such Plan.

(c)           Except as set forth on Schedule 2.19, neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will (i) entitle any current or former employee of the Company to severance pay, unemployment compensation or any similar payment, (ii) accelerate the time of payment or vesting, or increase the amount of, any compensation due to any such employee or former employee, or (iii) directly or indirectly result in any payment made or to be made to or on behalf of any person to constitute a “parachute payment” (within the meaning of Section 280G of the Code).  For purposes of this Agreement, “Group Member” shall mean any member of any “controlled group” or “affiliated service group” as defined in Sections 414(b) and 414(m) of the Code that includes the Company, any member of any “controlled group of corporations” as defined in Section 1563 of the Code that includes the Company or any member of any group of “trades or businesses under common control” as defined by Section 414(c) of the Code that includes the Company.

(d)           With respect to each Plan, the Company has delivered or will upon request deliver to Buyer a true and complete copy of such plan document, including any amendments, and a copy of any related trust agreement or insurance contract, the most recent summary plan description, together with any summaries of material modifications, the most recently filed Form 5500, as applicable, and other material related documents.

2.20         Employees; Employee Relations.

(a)           Schedule 2.20 sets forth (i) the name, job title and current annual salary (or rate of pay) and other compensation (including, without limitation, normal bonus, profit-sharing and other compensation) now payable by the Company to (A) each employee (which for all purposes of this Agreement shall include employees leased by the Company from a third party) whose current total annual compensation or estimated compensation is $80,000 or more and (B) each relative of any of the Members (whether related by blood, marriage, adoption or otherwise), (ii) any increase to become effective after the date of this Agreement in the total compensation or rate of total compensation payable by the Company to each such person, (iii) any increase to become payable after the date of this Agreement by the Company to employees other than those specified in clause (i) of this Section 2.20(a), (iv) all presently outstanding loans and advances (other than routine travel advances to be repaid or formally accounted for within sixty (60) days) made by the Company to, or made to the Company by, any director, officer or employee, (v) all other transactions between the Company and any director, officer or employee thereof from and after January 1, 2003, (vi) all accrued but unpaid vacation pay owing to any officer or employee that is not disclosed on the Financial Statements, (vii) any engagement or use by the Company in any material manner of the employees of another entity or the engagement or use of the Company’s employees in any material manner by another entity from and after January 1, 2003 or any outstanding obligations of the Company to engage any such third-party employees or make available its employees (setting forth a list of the applicable employees (whether of the Company or such other entity), their job positions and current annual salaries (or rate of pay) and other compensation and the percentage of time of employment allocable to the Company over (A) the preceding twelve (12) months and (B) the preceding six (6) months), and (viii) the written or oral personnel policies, rules and procedures applicable to employees from and after January 1, 2003 (of which true and complete copies of such written personnel policies shall heretofore have been delivered by the Company to Buyer).  Except as disclosed on Schedule 2.20, no relative of any Member is employed or retained by or receives benefits from the Company.

(b)           Except as disclosed on Schedule 2.20, the Company is not a party to, or bound by, the terms of any collective bargaining agreement, and the Company has not experienced any material labor disputes or difficulties during the last five (5) years and, during the last five (5) years, none of the employees of the Company has been represented by any labor union or other employee collective bargaining organization, was a party to, or bound by, any labor or other collective bargaining agreement in connection with such employment or has been subject to or involved in or, to the best knowledge of the Company and the Members, threatened with, any union elections, petitions or other organizational or recruiting activities.  Attached to Schedule 2.20 are true and complete copies of any labor or collective bargaining agreements to which the Company has been a party or bound during the last five (5) years.  Except as set forth on Schedule 2.20, there are no labor disputes existing, or to the best knowledge of the Company and the Members, threatened involving, by way of example, strikes, work stoppages, slowdowns, picketing, or any other interference with work or production, or any other concerted action by employees.  No charges or proceedings before the National Labor Relations Board or similar Agency exist, or to the best knowledge of the Company and the Members, are threatened.

(c)           The relationships enjoyed by the Company with its employees are good and neither the Company and the Members have any knowledge of any facts that would indicate that the employees of the Company will not continue in the employ thereof following the Closing on a basis similar to that existing on the date of this Agreement.  From and after December 31, 2003, except as disclosed on Schedule 2.20, the Company has not experienced any difficulties in obtaining any qualified personnel necessary for the operations of its business and, to the best knowledge of the Company and the Members, no such shortage of qualified personnel is threatened or pending.  Except as disclosed on Schedule 2.20, the Company is not a party to any employment contract with any individual or employee, either express or implied.  No legal proceedings, charges, complaints or similar actions exist under any federal, state or local laws affecting the employment relationship including, but not limited to: (i) anti-discrimination statutes such as Title VII of the Civil Rights Act of 1964, as amended (or similar state or local laws prohibiting discrimination because of race, sex, religion, national origin, age and the like); (ii) the Fair Labor Standards Act or other Federal, state or local laws regulating hours of work, wages, overtime and other working conditions; (iii) requirements imposed by Federal, state or local governmental contracts such as those imposed by Executive Order 11246; (iv) state laws with respect to tortious employment conduct, such as slander, harassment, false light, invasion of privacy, negligent hiring or retention, intentional infliction of emotional distress, assault and battery or loss of consortium; or (v) the Occupational Safety and Health Act, as amended, as well as any similar state laws, or other regulations respecting safety in the workplace; and to the best knowledge of the Company and the Members, no proceedings, charges or complaints are threatened under any such laws or regulations and no facts or circumstances exist that would give rise to any such proceedings, charges, complaints or claims, whether valid or not.  The Company is not subject to any settlement or consent decree with any present or former employee, employee representative or any government or Agency relating to claims of discrimination or other claims in respect to employment practices and policies; and no government or Agency has issued a judgment, order, decree or finding with respect to the labor and employment practices (including practices relating to discrimination) of the Company or any of its affiliates.  Since December 31, 2001 the Company has not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state laws; and the Company has not laid off more than ten percent (10%) of its employees at any single site of employment in any ninety (90) day period during the twelve (12) month period ending at the Closing Date.

(d)           The Company is in compliance in all material respects with the provisions of the Americans with Disabilities Act.

2.21         Insurance.  The Company has taken all necessary steps to identify and evaluate business and other risks applicable to its operations and properties and is insured with responsible insurers in respect of its operations and properties against such risks and against those risks normally insured against by companies in similar lines of business.  Schedule 2.21 contains an accurate list and description of all policies and contracts for fire, casualty, production, liability, errors and omissions, business interruption and other forms of insurance and all fidelity bonds held or maintained by or for the benefit of the Company (including insurer, named insured, type of coverage, limits of insurance and retention amounts, required deductibles or co-payments, annual premiums and expiration dates).  All such policies are in full force and effect and shall remain in full force and effect through the Closing Date.  Neither the Company nor the Members have received any notice of cancellation or non-renewal or of significant premium increases with respect to any such policy.  Except as disclosed on Schedule 2.21, no pending claims made by or on behalf of the Company under such policies have been denied or are being defended against third parties under a reservation of rights by an insurer thereof.  All premiums due prior to the date hereof for periods prior to the date hereof with respect to such policies and contracts have been timely paid.  During the last three (3) years, the Company has not been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance.

2.22         Interests in Customers, Suppliers, Etc.  Except as set forth on Schedule 2.22, no Member, officer, director or affiliate of the Company possesses, directly or indirectly, any financial interest in, or is a director, officer, employee or affiliate of, any corporation, firm, association or business organization that is a client, supplier, customer, lessor, lessee, subcontractor or competitor of the Company.  The terms and conditions under which the Company has a business relationship with any of the entities set forth on Schedule 2.22 are no less favorable to the Company than those that could be obtained from an unaffiliated third party negotiating on an arm’s length basis.  Ownership of securities of a business entity whose securities are registered under the Securities Exchange Act of 1934 not in excess of five percent (5%) of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 2.22.

2.23         Business Relations.  Schedule 2.23 contains an accurate list (under appropriate headings) of all significant customers and suppliers of the Company (i.e., those customers representing five percent (5%) or more of the Company’s revenues for the twelve (12) months ended December 31, 2003 as well as the ten (10) largest revenue-generating customers, and those suppliers representing five percent (5%) or more of the operating expenses for the twelve (12) months ended December 31, 2003 as well as the ten (10) suppliers with the largest aggregate invoice amounts submitted to the Company with respect to such period).  Except as set forth on Schedule 2.23, to the best knowledge of the Company and the Members, no customer or supplier of the Company has or will cease to do business therewith after the consummation of the transactions contemplated hereby.  Except as set forth on Schedule 2.23, since January 1, 2003, the Company has not experienced any difficulties in obtaining any inventory items necessary to the operation of its business, and, to the best knowledge of the Company and the Members, no such shortage of supply of inventory items is threatened or pending.  The Company conducts its business directly and not, in whole or in part, by or through any other entity.  The Company is not required to provide any bonding or other financial security arrangements in any material amount in connection with any transactions with any of its customers or suppliers.  Except as set forth on Schedule 2.23, no customer records have been lost or improperly destroyed.

2.24         Officers and Directors.  Set forth on Schedule 2.24 is a list of the current officers and managers of the Company.

2.25         Bank Accounts and Powers of Attorney.  Schedule 2.25 sets forth each bank, savings institution and other financial institution with which the Company has an account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto.  Each person holding a power of attorney or similar grant of authority on behalf of the Company is identified on Schedule 2.25.  Except as disclosed on such Schedule, the Company has not given any revocable or irrevocable powers of attorney to any person, firm or organization relating to its business for any purpose whatsoever.  The credit, debit, gas and other cards issued to or otherwise payable by the Company have not been used except as reasonably required for the conduct of the business of the Company.

2.26         Absence of Certain Changes or Events.  Except as set forth on Schedule 2.26 or as otherwise contemplated by this Agreement, since December 31, 2003, there has not been (a) any damage, destruction or casualty loss to the physical properties of the Company or to the physical properties of any third parties that are located on the Company’s premises or within the Company’s control (whether or not covered by insurance), (b) any event or circumstance that could reasonably be expected to have a Material Adverse Effect, (c) any entry into any transaction, commitment or agreement (including, without limitation, any borrowing) material to the Company, except transactions, commitments or agreements in the ordinary course of business consistent with past good business practices, (d) any declaration, setting aside or payment of any dividend or other distribution in cash, securities or property with respect to the membership interests or other securities of the Company, any repurchase, redemption or other acquisition by the Company of any membership interests or other securities, or any agreement, arrangement or commitment by the Company to do so, (e) any increase that is material in the compensation payable or to become payable by the Company to its managers, officers, employees or agents or any increase in the rate or terms of any Plan or similar plan, payment or arrangement made to, for or with any such managers, officers, employees or agents, (f) any sale, transfer or other disposition of, or the creation of any Lien upon, any part of the assets of the Company, tangible or intangible, except for sales of inventory and use of supplies and collections of accounts receivables in the ordinary course of business consistent with past good business practices, or any cancellation or forgiveness of any debts or claims by the Company, (g) any change in the relations of the Company with or loss of its customers or suppliers, or any loss of business or increase in the cost of inventory items or change in the terms offered to customers, that could reasonably be expected to have a Material Adverse Effect, (h) any capital expenditure (including any capital leases) or commitment therefor by the Company in excess of $10,000 in the aggregate, or (i) any action the purpose of which is to shift income from post-Effective Date periods to the pre-Effective Date period or to defer or delay expenses from the pre-Effective Date period to post-Effective Date periods other than in the ordinary course of business consistent with past good business practices.

2.27         Document Management Services and Storage.

(a)           Since January 1, 2002, the Company has not in any material respect lost, destroyed or mutilated any data, charts, records or other materials received by it or left in its charge, possession or control by customers.  No material documents have been released without the prior receipt by the Company of an executed authorization form in accordance with the Company’s customer contract and no material information has been released by the Company in violation of any applicable law.

(b)           The Company has not violated any confidentiality provisions of any customer contract and the Company has complied in all respects with all rules, regulations, policies and procedures of such customers.  The Company has policies in place and has consistently followed such policies to insure confidentiality of customer records.  Other than items withdrawn or destroyed at the respective customers’ request, all items received and stored by the Company on behalf of each of the Company’s customers are held in storage by the Company (except to the extent such storage has been subcontracted in the ordinary course of business) and are locatable and accessible without extraordinary effort, except for (i) items withdrawn or destroyed at the applicable customer’s request and (ii) such failures to be held in storage and such failures to be able to locate and access as could not reasonably be expected to have a Material Adverse

Effect.  Since January 1, 2002, except as set forth on Schedule 2.27, to the best knowledge of the Company and the Members, no amount of customer records in storage have suffered damage (including damage from water) or been lost or improperly destroyed.

2.28         No Brokers or Agents.  Except as set forth on Schedule 2.28, neither the Company nor any Member has employed, engaged or otherwise made any agreement with any person or taken any action that would cause any person to become entitled to a broker’s, agent’s or finder’s fee or commission in connection with the transactions contemplated hereby.

2.29         Disclosure.  All of the representations and warranties by the Members and the Company contained in this Agreement, in the schedules and exhibits attached hereto and in the certificates furnished or to be furnished by the Company and the Members to Parent or to Buyer in connection herewith or pursuant hereto are complete and accurate in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make any statement contained herein or therein not misleading.  There is no fact known to the Company or any Member that has specific application to the Company (other than general economic or industry conditions) and that adversely affects or, as far as the Company or such Member can reasonably foresee, threatens, the assets, business, financial condition, or the results of operations of the Company that has not been set forth in this Agreement or any schedule hereto.  The Company has not entered into any letter of intent, preliminary agreement or other contract with any other party that would be inconsistent with the terms of this Agreement.

(B)          Representations and Warranties of the Members.

Each Member severally represents and warrants as more specifically set forth hereafter that the representations and warranties in this Section 2(B) as they apply to such Member are true and correct as of the date of this Agreement and at the time of the Closing.

2.30         Authority; Ownership; Other Interests.  The Member has the full legal right, power and authority to enter into this Agreement (subject to the community property interest of any Member’s spouse).  The Member owns beneficially and of record the Company Interests set forth opposite the Member’s name on Schedule 1.1 and Schedule 2.3 (subject to the community property interest of any Member’s spouse); such Company Interests, together with the other Company Interests set forth on Schedule 1.1 and 2.3, constitute all of the outstanding membership interests of the Company, and, except as set forth on Schedule 2.30 hereof, such Company Interests owned by the Member are owned free and clear of all Liens other than standard state and federal securities laws private offering restrictions.  The Member has owned the Company Interests set forth opposite such Member’s name since the date(s) set forth on Schedule 1.1.  Except as set forth on Schedule 2.30, each Nonacademic Member does not have any ownership interest in, or act as a principal, officer, director, agent, manager, employer, employee or consultant of or for, any entity other than the Company; provided, however, that the ownership of up to 5.0% in the aggregate of any class of securities listed on a national securities exchange or reported on Nasdaq shall not be deemed to violate this representation.

2.31         Preemptive Rights.  The Member does not have, or hereby waives, any preemptive or other right to acquire Company Interests that the Member has or may have had.

2.32         Validity of Obligations.  This Agreement and the Employment Agreement or Independent Contractor Agreement and Noncompetition Agreement have each been duly executed and delivered and are the legal, valid and binding obligations of the Member that is a party thereto in accordance with their respective terms.

2.33         Absence of Claims Against the Company.  The Member does not have any claims against the Company other than as disclosed herein.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

Parent and Buyer, jointly and severally, represents and warrants to the Company and the Members that all of the following representations and warranties with respect to Parent and Buyer are true and correct at the time of this Agreement and at the time of the Closing:

3.1           Organization and Authorization.  Each of Parent and Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  Buyer is a wholly-owned subsidiary of Economic Research Services, Inc., a Florida corporation that is a direct wholly-owned subsidiary of Parent.  Each of Parent and Buyer has all requisite corporate power, capacity and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby.  The execution and delivery of this Agreement and the Employment Agreements and the Noncompetition Agreements and such other agreements and documents by Parent and Buyer (to the extent a party thereto) and the consummation by each of Parent and Buyer of the transactions contemplated hereby have been duly authorized by Parent and by Buyer and no other corporate action on the part of Parent or Buyer is necessary to authorize the transactions contemplated hereby.  This Agreement and the Employment Agreements and the Noncompetition Agreements have each been duly executed and delivered by Parent and Buyer (to the extent a party thereto) and constitute the valid and binding obligation of Parent and Buyer, enforceable in accordance with their respective terms, subject to the Equitable Exceptions.

3.2           No Violations.  The execution and delivery of this Agreement and the other agreements and documents contemplated hereby by Parent and Buyer and the consummation of the transactions contemplated hereby will not (a) violate any provision of the Amended and Restated Certificate of Incorporation or By-laws of Parent or the Certificate of Incorporation or By-laws of Buyer, (b) violate any material statute, rule, regulation, order or decree of any public body or authority by which either of Parent or Buyer or their respective properties or assets are bound, or (c) result in a violation or breach of, or constitute a default under or result in the creation of any encumbrance upon, or create any rights of termination, cancellation or acceleration in any person with respect to any material agreement, contract, indenture, mortgage or instrument to which either of Parent or Buyer are parties or any of their respective properties or assets is bound which in any such event could reasonably be expected to have a SOURCECORP Material Adverse Effect.

3.3           Consents.  No consent, approval or other authorization of any governmental authority or third party is required as a result of or in connection with the execution and delivery of this Agreement and the other agreements and documents to be executed by Parent or Buyer or the consummation by Parent or Buyer of the transactions contemplated hereby.

3.4           No Brokers or Agents.  Except as set forth on Schedule 3.4, neither Parent nor Buyer has employed, engaged or otherwise made any agreement with any person or taken any action that would cause any person to become entitled to a broker’s, agent’s or finder’s fee or commission in connection with the transactions contemplated hereby.

ARTICLE IV

COVENANTS OF THE PARTIES

4.1           Records Pertaining to the Company.

(a)           Turnover of Records.  At the Closing, the Members will deliver or cause to be delivered to the Company any records (i) in the possession of the Members, (ii) applicable primarily to the Company, and (iii) of which the Company does not already have copies.

(b)           Retention of Records.  The Members shall, for a period of six (6) years after the Closing Date, neither dispose of nor destroy any of the business records or files of the Members that pertain in whole or in part to the Company without first offering to turn over possession of copies thereof to the Company at the Company’s expense, by written notice to the Company, at least thirty (30) days prior to the proposed date of such disposition or destruction.

(c)           Access to Records.  From and after the Closing, the Members shall allow the Company and its representatives access to all business records and files of the Members that pertain in whole or in part to the Company, during normal working hours at the principal place of business of the Members, or at any locations where such records are stored, and the Company shall have the right, at its own expense, to make copies of any such records and files.

(d)           Assistance with Records.  From and after the Closing Date, the Members shall make available to Buyer, upon written request, (i) personnel of the Members to assist Buyer in locating and obtaining records and files maintained by the Members as described above, and (ii) personnel whose assistance or participation is reasonably required by Buyer in anticipation of, or preparation for, any existing or future third party actions, Tax or other matters in which the Company or any of its past, present or future affiliates is involved and which relate to the business of the Company.

(e)           Accountants’ Work Papers.  The Members shall use their respective best efforts (including, without limitation, furnishing any certificates reasonably requested, and complying with other reasonable requests as a prerequisite to availability) to cause Sweeney Kovar, LLP, and any other independent accounting firm that has reviewed or prepared a report on the Financial Statements or any other financial statements of the Company or any consolidated financial statements for any consolidated group that included the Company with respect to any financial accounting period commencing on or after January 1, 2000 to make available to Buyer for inspection and copying, at Buyer’s expense and upon its written request therefor, such accounting firm’s work papers with respect to any such Financial Statements or other financial statements and any general ledger and bank reconciliation materials in the possession of such accounting firm, and shall take all such actions as required by any such accounting firm in connection with such request.  The Members covenant and agree that from and after the Closing all rights and title to any such accounting or audit work papers and ledger and reconciliation materials shall remain with the Company.

4.2           Preparation and Filing of Tax Returns.

(a)           The Company has historically prepared its Federal income Tax returns utilizing the cash basis of accounting, and has informed Buyer that it will elect to convert to the accrual method of accounting on its 2003 Federal income Tax return.  The Company will utilize the accrual method of accounting after the consummation of the transactions set forth herein.  The Members shall prepare, execute on behalf of the Company and timely file or cause to be prepared and timely filed, all federal and state income Tax returns for all taxable periods of the Company ending on or prior to the Effective Date and all Tax returns due prior to the Effective Date and all such returns shall be accurate and correct in all respects.  The Members shall be responsible for the payment of all income Taxes attributable to the income reported on such Tax returns and with respect to all Tax liabilities incurred or accrued prior to the Effective Date, all liabilities for Taxes caused by the conversion of the Company from a cash basis of accounting to an accrual basis of accounting after the Closing (net of any Tax benefits actually received or realized by the Company as a result of such conversion and with such netting or offset to be effective following the Company’s receipt or realization thereof and expiration of any statutes of limitation applicable to such Taxes) and all liabilities for Taxes attributable to the Segregated Accounts.  Such Tax returns shall be prepared on a basis consistent with past practice.  Buyer shall provide the Members with reasonable access to the books and records of the Company following the Closing for the purpose of preparing such Tax Returns.  The Members shall provide to Buyer drafts of all such Tax returns required to be prepared and filed by the Members pursuant to this Section 4.2(a) at least thirty (30) days prior to the due date (including extensions) for the filing of such Tax returns.  Buyer shall prepare all Tax returns attributable to the year of the Effective Date other than those Tax returns described in the second sentence of this Section 4.2(a).  Buyer shall be responsible for the payment of all amounts (other than income Taxes) due on such other Tax returns to the extent they were reserved for on the Financial Statements, with the Members responsible to the extent not so reserved. The Members shall cooperate with Buyer in the filing of such Tax returns.  Buyer shall be responsible for the preparation of all Tax returns of the Company for all taxable periods ending after the Effective Date.  The Company shall be responsible for the payment of all amounts due on such Tax returns.

(b)           The Members shall have responsibility for the conduct of any audit of the Company of any Taxable period ending on or prior to the Effective Date; provided, however, that in the event that a Member receives notice of a claim from the IRS or any other Taxing authority such Member shall promptly, but in any event within five (5) business days, notify Buyer of such claim and of any action taken or proposed to be taken.  In the event Buyer wishes to participate in such audit it may do so at its own cost and expense.  Notwithstanding any indication in this Agreement to the contrary, the Members shall not agree to an adjustment in a federal or state income Tax audit, appeals procedure or judicial proceeding that will adversely impact the Company in Tax periods after the Effective Date without the prior written consent of Buyer, which consent shall not be unreasonably withheld.

4.3           Loan Agreement and Other Obligations.

(a)           Simultaneous with the Closing, any loan agreement with respect to which the Company is a debtor, obligor or guarantor and all obligations of the Company thereunder, including without limitation indebtedness of the Company to the Members, existing at the Closing Date shall, except as set forth on Schedule 4.3 or included within the Segregated Accounts, have been terminated by the Company and there shall be no continuing obligations of the Company thereunder.  The Members shall provide evidence reasonably satisfactory to Buyer of the release of all of each such lender’s security interests in the membership interests and assets of the Company.  The Company shall have obtained and prepared for filing in the appropriate jurisdictions Termination Statements properly executed by any parties holding a Lien with respect to the Company, the Company Interests or the assets of the Company as identified by lien searches conducted with respect to the Company.

(b)           The Members acknowledge and agree that all of the outstanding indebtedness and financial obligations of the Company, including without limitation indebtedness of the Company to the Members not included in the Segregated Accounts and the Company’s capitalized lease obligations existing at the Closing Date, shall be taken into account in the calculation of the Company’s Modified Tangible Net Worth and, except for (i) the indebtedness, liabilities and obligations set forth on Schedule 4.3 or included within the Segregated Accounts and (ii) trade accounts payable, accrued expenses and other liabilities as recorded in accounts 2100, 2210, 2220 and 2600 on the Financial Statements, shall be satisfied and discharged prior to or at the Closing Date and that Buyer may direct that a portion of the Total Consideration payable at the Closing be paid directly to the parties to whom such indebtedness, liabilities or obligations are owed to the extent necessary to satisfy and discharge the same.

(c)           The Members covenant and agree that they, and not the Company, shall be responsible for the indebtedness, liabilities and obligations included in the Segregated Accounts.

4.4           Guarantors on Real Estate Leases.  Following the Closing, the Company and Buyer shall use their reasonable business efforts to cooperate with the efforts of the former Members of the Company to be released from any guaranties by such former Members of the Company’s obligations arising from and after the Closing under the Real Estate Leases.

ARTICLE V

CONDITIONS TO OBLIGATIONS OF PARENT AND BUYER

The obligations of Parent and Buyer to purchase the Company Interests and to cause the other transactions contemplated hereby to occur at the Closing shall be subject, except as Parent and Buyer may waive in writing, to the satisfaction of each of the following conditions at or prior to the Closing, except that no such waiver shall be deemed to affect the survival of the representations and warranties of the Company and the Members contained in Article II hereof:

5.1           Absence of Litigation.  No inquiry, action, suit or proceeding shall have been asserted, threatened or instituted (i) in which it is sought to restrain, invalidate, set aside or obtain damages in respect of the consummation of the purchase and sale of the Company Interests or the other transactions contemplated by this Agreement, (ii) that could, if adversely determined, be reasonably expected to have an adverse effect on the Company (other than to the extent specifically and fully reserved for on the Effective Date Balance Sheet) or result in the Members (prior to the Closing) holding less than one hundred percent (100%) of the Company Interests or in any third party having the right to acquire any membership interests or assets of the Company or (iii) as a result of which, in the reasonable judgment of Parent and Buyer, Buyer would be deprived of the material benefits of the ownership of the Company Interests.

5.2           Consents and Approvals.  The Company and the Members shall have obtained all authorizations, consents, approvals, waivers and releases, if any, necessary for the Members and the Company to consummate the transactions contemplated hereby, and copies thereof shall be delivered to Buyer.

5.3           Certificates.  The Company and the Members shall have delivered to Buyer (i) certificates of the appropriate governmental authorities, dated as of a date not more than thirty (30) days prior to the Closing Date, attesting to the existence and good standing of the Company in the States of California and Texas and attesting to the payment of all franchise Taxes owed thereby; (ii) a copy, certified by the Secretary of State of California as of a date not more than twenty (20) days prior to the Closing Date, of the Company’s Certificate of Formation and all amendments thereto; (iii) a copy, certified by a Co-Managing Principal of the Company, dated the Closing Date, of the Operating Agreement of the Company; and (iv) certificates, dated the Closing Date, of a Co-Managing Principal of the Company, relating to the incumbency and limited liability company proceedings in connection with the consummation of the transactions contemplated hereby.

5.4           Estoppel Certificates.  The Members shall have delivered to Buyer duly executed estoppel certificates in form and substance satisfactory to Buyer from the lessors under the Real Property Leases.

5.5           Members’ Release.  Each of the Members shall have executed and delivered to Buyer immediately prior to the Closing Date an instrument dated the Closing Date in the form of Exhibit D hereto (the “Members’ Release”) releasing the Company from any and all claims of the Members against the Company and obligations of the Company to the Members, except for indebtedness of the Company to the Members as set forth on Schedule 4.3 and items specifically identified thereon and on Schedule 5.5 hereto as being claims of or obligations to the Members.

5.6           Final Financial Statements.  Prior to the Closing Date, Buyer shall have had sufficient time to review the unaudited balance sheets, statements of income, cash flows and retained earnings of the Company for the fiscal month ended December 31, 2003, disclosing no material adverse change in the financial condition thereof or the results of its operations from the financial statements as of November 30, 2003.

5.7           Opinion of Counsel.  Parent and Buyer shall have received an opinion of Gibson, Dunn & Crutcher LLP, counsel to the Members and the Company, dated the Closing Date and in form and substance satisfactory to Buyer, to the effect that: (a) the Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California and is qualified to carry on its business and in standing in the State of Texas; (b) to counsel’s knowledge: (i) the equity of the Company consists of the membership interests set forth on Schedule 1.1; (ii) all of such membership interests are validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights of any Member or former member of the Company; (iii) such membership interests are owned of record as set forth in Schedules 1.1 and 2.3; and (iv) no securities are convertible into, exchangeable for or carrying the right to acquire membership interests of the Company, or any subscriptions, warrants, options, rights or other arrangements or commitments obligating the Company to issue or dispose of any membership interests or any ownership therein; (c) upon endorsement by the Members of the Company Interests and delivery of the certificates representing the Company Interests in accordance with the terms of this Agreement, Buyer will be vested with good and marketable title to the Company Interests, free and clear of any adverse claim other than caused by Buyer; (d) the execution and delivery of this Agreement and all other agreements and documents contemplated hereby by the Company and the Members and the performance by the Company and the Members of their respective obligations under this Agreement and such other agreements and documents do not constitute a violation of or a default under its Charter Documents or any agreements, arrangements, commitments, orders, judgments or decrees to which the Company or any Member is a party or by which it or its respective assets are bound of which such counsel has knowledge; (e) the Company has the limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and the other agreements and documents contemplated hereby (to the extent a party thereto); (f) the execution and delivery of this Agreement and the other agreements and documents by the Company and the Members and the performance by the Company and the Members of its or their respective obligations hereunder and under the other agreements and documents contemplated hereby (to the extent a party thereto) have been duly authorized by all requisite limited liability company action on the part of the Company and all necessary actions of the Members; (g) this Agreement and each other agreement and document contemplated hereby is a valid and binding obligation of the Company and each Member, respectively, enforceable against the Company and each Member (to the extent a party thereto) in accordance with their respective terms, except that (i)

such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, (ii) the remedy of specific performance and injunctive relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings may be brought, (iii) rights to indemnification hereunder may be limited under applicable securities laws, and (iv) no opinion is to be rendered with respect to the validity or enforceability of Section 5 of the Employment Agreements or Section 2 of the Noncompetition Agreements; (h) to such counsel’s knowledge, there are no actions, suits or proceedings pending or threatened that are required by the terms of Section 2.16 to be described on Schedule 2.16 that are not described therein; and (i) no consent, approval, authorization or other action by, or filing with, any governmental authority, regulatory body or other person is required to be obtained by the Company or the Members in connection with the execution, delivery or performance by them of their respective obligations under this Agreement, except for such as have been duly obtained or made.

5.8           No Material Adverse Effect.  There shall not have occurred any Material Adverse Effect.

5.9           Repayment of Affiliate Indebtedness; No Transfers to Affiliates.  Prior or on to the Closing Date, the Members shall have repaid the Company in full all amounts owing by the Members to the Company.  Except as otherwise expressly contemplated by this Agreement, the Company shall not have distributed or transferred any of its assets or properties, or made any payments, to or for the benefit of any of its affiliates.

5.10         Due Diligence Review.

(a)           The due diligence review of the Company (including, without limitation, legal, financial, operational and environmental matters) to be conducted by or on behalf of Buyer shall have been completed in a manner satisfactory to Buyer and shall not reveal or produce adverse facts with respect to the Company, its premises, business, operations, financial condition or prospects which are not otherwise disclosed in this Agreement or any Schedule attached.

(b)           No condition shall exist that was not disclosed in writing to Buyer prior to the date hereof that could reasonably be expected to have a Material Adverse Effect.

5.11         Employment Agreements.  Each of the Primary Equity Members shall have executed and delivered to the Company an Employment Agreement in the form attached hereto as Exhibit A.

5.12         Independent Contractor and Noncompetition Agreements.  Each of the Academic Members shall have executed and delivered to the Company (i) an Independent Contractor Agreement in the form attached hereto as Exhibit B and (ii) a Noncompetition Agreement in the form attached hereto as Exhibit C.

5.13         Termination of Related Party Agreements and Benefit Plans.  All existing Tax-sharing agreements or arrangements to which the Company is a party, all existing agreements between the Company and the Members or business or personal affiliates of the Company or the

Members, all existing employment agreements and letters, offer letters, independent contractor agreements and affiliate agreements to which the Company is a party and all existing bonus and incentive plans and arrangements of the Company and the Members, other than those set forth on Schedule 5.13 or as specifically referenced below, shall have been cancelled or terminated with no further obligations on the part of the Company arising after the Closing Date.  The Company shall cause to be terminated, with such effective date of termination to be at or immediately prior to the Closing Date, all of such Plans of the Company, with no further liability or obligation with respect thereto on the part of the Company and with all of the costs and expenses of transferring any assets of such Plans to plans to be provided to the Company’s employees by Buyer and/or terminating such Plans, including without limitation applications to the IRS for termination, to be borne by either the respective Plan or the Members but not the Company or Buyer; and the Company shall have delivered to Buyer evidence reasonably satisfactory to Buyer of the occurrence of such actions.  The parties agree that the Company’s Defined Benefit Pension Plan shall continue in effect until not later than December 31, 2004 at the sole cost and expense of the former Members, and shall be terminated effective as of such date; provided, that Parent and the Company will not object to the termination of the Defined Benefit Pension Plan upon the Members’ election effective at any time prior to such date.

5.14         Release of Financing Statements.  The Company shall have obtained and prepared for filing in the appropriate jurisdictions Termination Statements properly executed by any parties holding a security interest or other Lien with respect to the Company, the Company Interests or the assets of the Company as identified by lien searches conducted with respect to the Company.

5.15         Certificates.  The Members shall have tendered to Buyer certificates representing the Company Interests, duly endorsed in blank or accompanied by appropriate membership interest powers, in proper form for transfer, with all transfer taxes paid.

5.16         Resignations and Releases of Managers.  Buyer shall have received the resignations of and releases from each of the Co-Managing Principals and any other managers of the Company, effective as of the Closing.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF THE MEMBERS

The obligations of the Members to sell the Company Interests and to cause the other transactions contemplated hereby to occur at the Closing shall be subject, except as the Members may waive in writing, to the satisfaction of each of the following conditions at or prior to the Closing, except that no such waiver shall be deemed to affect the survival of the representations and warranties of Parent and Buyer contained in Article III hereof:

6.1           Absence of Litigation.  No inquiry, action, suit or proceeding shall have been asserted, threatened or instituted in which it is sought to restrain or prohibit the carrying out of the transactions contemplated by this Agreement or to challenge the validity of such transactions or any part thereof.

6.2           Consents and Approvals.  All material authorizations, consents, approvals, waivers and releases, if any, necessary for Parent and Buyer to consummate the transactions contemplated hereby shall have been obtained and delivered to the Members.

6.3           Certificates.  Parent and Buyer shall have delivered to the Members (i) certificates of the appropriate governmental authority, dated as of a date not more than forty-five (45) days prior to the Closing Date, attesting to the existence and good standing of Buyer in the State of Delaware; (ii) copies, certified by the Secretary of Parent, of the Amended and Restated Certificate of Incorporation of Parent and the By-laws of Parent and copies, certified by the Secretary of Buyer, of the Certificate of Incorporation of Buyer and the By-laws of Buyer, each as amended to date and each dated the Closing Date; and (iii) certificates, each dated the Closing Date, of the Secretary of Parent and of the Secretary of Buyer relating to the incumbency and corporate proceedings in connection with the consummation of the transactions contemplated hereby.

6.4           Delivery of Consideration.  Buyer shall have delivered to the Members the amount of the Total Consideration required to be paid at the Closing pursuant to Section 7.3.

6.5           Employment Agreements.  Buyer shall have caused the Company to execute and deliver to the Primary Equity Members the Employment Agreements.

6.6           Independent Contractor Agreements; Noncompetition Agreement.  Buyer shall have caused the Company to execute and deliver to the Academic Members the Independent Contractor Agreements and the Noncompetition Agreements.

6.7           Opinion of Counsel.  The Members shall have received an opinion of Locke Liddell & Sapp LLP, counsel to Parent and Buyer, dated the Closing Date and in form and substance satisfactory to the Members, to the effect that: (a) Parent and Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware; (b) the execution and delivery of this Agreement and all other agreements and documents contemplated hereby by Parent and Buyer and the performance by Parent and Buyer of their respective obligations under this Agreement and such other agreements and documents (to the extent a party thereto) does not constitute a violation of or a default under their respective certificates of incorporation or bylaws, each as amended, or any agreements, arrangements, commitments, orders, judgments or decrees to which either of Parent or Buyer is a party or by which it or its assets are bound of which such counsel has knowledge; (c) Parent and Buyer has the corporate power and authority to execute, deliver and perform their respective obligations under this Agreement and the other agreements and documents contemplated hereby (to the extent a party thereto); (d) the execution and delivery of this Agreement and the other agreements and documents by Parent and Buyer and the performance by Parent and Buyer of their respective obligations hereunder and under the other agreements and documents (to the extent a party thereto) have been duly authorized by all requisite corporate action on the part of Parent and Buyer; (e) this Agreement and each other agreement and document contemplated hereby (to the extent a party thereto) is a valid and binding obligation of Parent and Buyer, enforceable against Parent and Buyer (to the extent a party thereto) in accordance with their respective terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, (ii) the remedy of specific performance and injunctive relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings may be brought, and (iii) rights to indemnification hereunder may be limited under applicable securities laws; and (f) no consent, approval, authorization or other action by, or filing with, any governmental authority, regulatory body or other person is required to be obtained by Parent or Buyer in connection with the execution, delivery or performance by it of its obligations under this Agreement, except for such as have been duly obtained or made.

ARTICLE VII

CLOSING

7.1           Closing.  Unless this Agreement is first terminated as provided in Section 8.1, and subject to the satisfaction or waiver of all the conditions set forth in Articles V and VI, the closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Locke Liddell & Sapp LLP in Dallas, Texas, or such other place and by such other means (e.g., facsimile and overnight delivery of original execution materials) as is agreed to by Buyer, the Company and the Members, at 10:00 a.m., Dallas, Texas time, on April 15, 2004, or such other date as the parties may agree upon in writing (the “Closing Date”).

7.2           Delivery of the Company Interests.  At the Closing, each of the Members shall deliver or cause to be delivered to Buyer the certificate(s) evidencing all of the Company Interests owned by such Member, duly endorsed or accompanied by duly executed membership interest powers assigning the Company Interests to Buyer in the respective amounts set forth on Schedule 1.1 and otherwise in good form for transfer.

7.3           Payment to the Members at Closing.  At the Closing, Buyer shall deliver to the Members, by wire transfer of immediately available funds to the account(s) designated by the Members, the cash portion of the Total Consideration payable at the Closing (as determined in the manner set forth in Schedule 1.1) (as adjusted pursuant to Section 1.2(a) hereof).

ARTICLE VIII

[Intentionally left blank.]

ARTICLE IX

INDEMNIFICATION

9.1           Buyer’s Losses.

(a)           Each of the Members, jointly and severally, agrees to indemnify and hold harmless Parent, Buyer, the Company and their respective directors, managers, officers, employees, representatives, agents and attorneys from, against and in respect of any and all Buyer’s Losses (as defined below) suffered, sustained, incurred or required to be paid by any of them by reason of (i) any representation or warranty made by the Company or the Members in or pursuant to this Agreement (including, without limitation, the representations and warranties contained in any schedule or exhibit to this Agreement or any certificate delivered pursuant hereto) being untrue or incorrect in any respect and without regard to any “materiality,” “material adverse effect,” “Material Adverse Effect,” “substantial compliance,” “knowledge” or similar exception or qualifier; (ii) any liability, cost or expense arising from or based upon the operation of the Company through the Closing Date that is not reflected or reserved for on the Effective Date Balance Sheet or otherwise disclosed with specificity on a Schedule delivered by the Company pursuant to this Agreement; (iii) the termination of or withdrawal by the Company or any Group Member from any employee pension benefit plan, as defined in Section 3(2)(A) of ERISA; (iv) the items described in Schedule 2.8, Schedule 2.11 or Schedule 2.16 hereof except in any instance and to the extent Buyer’s Losses result from the negligence or misconduct of Parent or Buyer; (v) any violation or alleged violation by the Company or any Member of his covenants and agreements set forth in this Agreement or in any other agreement or document executed by it or him in connection with the transactions contemplated hereby; (vi) liabilities for Taxes as a result of the conversion of the Company from a cash basis of accounting to an accrual basis of accounting in connection with the consummation of the transactions described herein, as described in Section 4.2(a) hereof; (vii) any liability arising from or based upon the engagement by the Company or the Members of any broker or agent, whether or not disclosed pursuant to this Agreement; (viii) any liability arising from or based upon the required consents set forth in Schedule 2.15 hereof and not obtained prior to the Closing; (ix) any indebtedness, liability or obligation included within the Segregated Accounts; or (x) any indebtedness, liability or obligation with respect to the Company’s Defined Benefit Pension Plan.

(b)           “Buyer’s Losses” shall mean all damages (including, without limitation, amounts paid in settlement with the Members’ consent, which consent may not be unreasonably withheld), losses, obligations, liabilities, claims, deficiencies, costs and expenses (including, without limitation, reasonable attorneys’ fees), penalties, fines, interest and monetary sanctions, including, without limitation, reasonable attorneys’ fees and costs incurred to comply with injunctions and other court and Agency orders, and other costs and expenses incident to any suit, action, investigation, claim or proceeding or to establish or enforce the rights of Parent or Buyer or such other persons to indemnification hereunder.

9.2           Environmental Indemnity.

(a)           Each of the Members, jointly and severally, agrees to indemnify and hold harmless Parent, Buyer, the Company and their respective directors, managers, officers, employees, representatives, agents and attorneys from, against and in respect of any and all Environmental Costs (as defined below), arising in any manner in connection with: (i) the presence at or on any Subject Property of any Hazardous Substances or the release, leak, discharge, spill, disposal, migration or emission of Hazardous Substances from any such Subject Property; (ii) the failure of the Company to comply with any applicable Environmental Requirements prior to the Closing Date; or (iii) the transportation to or disposal of any Hazardous Substances from any Subject Property by or on behalf of the Company at or prior to the Closing, whether or not the transportation or disposal was conducted in full compliance with Environmental Requirements, or the migration onto or into adjacent property or any offsite location of any Hazardous Substances existing at or prior to the time of the Closing from any Subject Property.

(b)           The obligations of this Section 9.2 shall include the obligation to defend the Indemnified Parties (as defined below) against any claim or demand for Environmental Costs, the obligation to pay and discharge any Environmental Costs imposed on Indemnified Parties, and the obligation to reimburse Indemnified Parties for any Environmental Costs incurred or suffered, provided in each instance that the claim for Environmental Costs arises in connection with a matter for which Indemnified Parties are entitled to indemnification under this Agreement.  The obligation to reimburse the Indemnified Parties shall also include the costs and expenses (including, without limitation, reasonable attorneys’ fees) to establish or enforce the rights of Parent, Buyer, the Company or such other persons to indemnification hereunder.

(c)           “Environmental Costs” shall mean any of the following that arise in any manner regardless of whether based in contract, tort, implied or express warranty, strict liability, Environmental Requirements or otherwise: all liabilities, losses, judgments, damages, punitive damages, consequential damages, treble damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and the allocable cost of in-house counsel and fees and disbursements of environmental consultants or other experts, all costs related to the performance of any required or necessary assessment, investigation, remediation, response, containment, closure, restoration, repair, cleanup or detoxification of any impacted property, the preparation and implementation of any maintenance, monitoring, closure, remediation, abatement or other plans required by any Agency or by Environmental Requirements and any other costs recovered or recoverable under any Environmental Requirement), fines, penalties, or monetary sanctions.  Environmental Costs shall include without limitation: (i) damages for personal injury or death, or injury to property or to natural resources; (ii) damage to real property or damage resulting from the loss of the use of all or any part of the property, including but not limited to business loss; and (iii) the cost of any demolition, rebuilding or repair of any property required by Environmental Requirements or necessary to restore such property to its condition prior to damage caused by an environmental condition or by the remediation of an environmental condition.

9.3           Employee Compensation and Benefits.  Each of the Members, jointly and severally, agrees to indemnify and hold Parent, Buyer, the Company and their respective directors, managers, officers, employees, representatives, agents and attorneys harmless from, against and in respect of any and all claims made by employees of the Company, regardless of when made, for wages, salaries, bonuses, pension, workmen’s compensation, medical insurance, disability, vacation, severance, pay in lieu of notice, sick benefits or other compensation or benefit arrangements to the extent the same are based on employment service rendered to the Company on or prior to the Closing Date or injury or sickness occurring on or prior to the Closing Date and are not reserved for on the Financial Statements (collectively, “Employee Claims”).

9.4           Seller Losses.

(a)           Parent and Buyer, jointly and severally, agrees to indemnify and hold harmless the Members and their respective agents and attorneys from, against and in respect of any and all Seller Losses (as defined below) suffered, sustained, incurred or required to be paid by any of them by reason of (i) any representation or warranty made by Parent or Buyer in or pursuant to this Agreement (including, without limitation, the representations and warranties contained in any schedule or exhibit to this Agreement or any certificate delivered pursuant hereto) being untrue or incorrect in any respect and without regard to any “materiality,” “material adverse effect,” “SOURCECORP Material Adverse Effect,” “substantial compliance,” “knowledge” or similar exception or qualifier; (ii) any failure by Parent or Buyer to observe or perform its covenants and agreements set forth in this Agreement or in any other agreement or document executed by it and described herein in connection with the transactions contemplated hereby; or (iii) any liability arising from or based upon the engagement by Parent or Buyer of any broker or agent, whether or not disclosed pursuant to this Agreement;

(b)           “Seller Losses” shall mean all damages (including, without limitation, amounts paid in settlement with the consent of Parent and Buyer, which consent may not be unreasonably withheld), losses, obligations, liabilities, claims, deficiencies, costs and expenses (including, without limitation, reasonable attorneys’ fees), penalties, fines, interest and monetary sanctions, including, without limitation, reasonable attorneys’ fees and costs incurred to comply with injunctions and other court and Agency orders, and other costs and expenses incident to any suit, action, investigation, claim or proceeding or to establish or enforce the right of the Members or such other persons to indemnification hereunder.

9.5           Indemnification for Certain Tax Matters.  Each of the Members, jointly and severally, agrees to indemnify and hold harmless Parent, Buyer, the Company and their respective directors, managers, officers, employees, representatives, agents and attorneys from, against and in respect of any and all Tax liabilities of the Company incurred or accrued prior to the Effective Date and not reserved for on the Effective Date Balance Sheet.

9.6           Notice of Loss.  Except to the extent set forth in the next sentence, a party to the Agreement will not have any liability under the indemnity provisions of this Agreement with respect to a particular matter unless a notice setting forth in reasonable detail the breach or other matter which is asserted has been given to the Indemnifying Party (as defined below) and, in addition, if such matter arises out of a suit, action, investigation, proceeding or claim, such notice is given promptly, but in any event within thirty (30) days after the Indemnified Party (as defined below) is given notice of the claim or the commencement of the suit, action, investigation or proceeding.  Notwithstanding the preceding sentence, failure of the Indemnified Party to give notice hereunder shall not release the Indemnifying Party from its obligations under this Article IX, except to the extent the Indemnifying Party is actually prejudiced by such failure to give notice.  With respect to Buyer’s Losses, Environmental Costs, Employee Claims and the matters described in Section 9.5, the Members (jointly and severally and in each event subject to the limitations on indemnification set forth in Section 9.10 hereof) shall be the Indemnifying

Party and Parent, Buyer, the Company and their respective directors, officers, employees, representatives, agents and attorneys shall be the Indemnified Party.  With respect to Seller Losses, Parent and Buyer (jointly and severally and in each event subject to the limitations on indemnification set forth in Section 9.10 hereof) shall be the Indemnifying Party and the Members and their respective agents and attorneys shall be the Indemnified Party.

9.7           Right to Defend.  Upon receipt of notice of any suit, action, investigation, claim or proceeding for which indemnification might be claimed by an Indemnified Party, the Indemnified Party shall have the option of electing to defend, contest or otherwise protect against such suit, action, investigation, claim or proceeding, with the costs and expenses of such defense to be borne by the Indemnifying Party, and the Indemnifying Party must cooperate in any such defense or other action.  The Indemnifying Party shall have the right, but not the obligation, to participate at its own expense in a defense thereof by counsel of its own choosing, but the Indemnified Party shall be entitled to control the defense unless otherwise determined by the Indemnified Party or if the Indemnified Party fails to assume defense of the matter.  In the event the Indemnified Party shall fail to defend, contest or otherwise protect in a timely manner against any such suit, action, investigation, claim or proceeding, the Indemnifying Party shall defend, contest or otherwise protect against the same and make any compromise or settlement thereof, and shall pay all costs thereof, including, without limitation, reasonable attorneys’ fees, disbursements and all amounts paid as a result of such suit, action, investigation, claim or proceeding or the compromise or settlement thereof; provided, however, that the Indemnifying Party must send a written notice to the Indemnified Party of any such proposed settlement or compromise, which settlement or compromise the Indemnified Party may reject, in its reasonable judgment, within thirty (30) days of receipt of such notice.  Failure to reject such notice within such thirty (30) day period shall be deemed an acceptance of such settlement or compromise.  The Indemnified Party shall have the right to effect a settlement or compromise over the objection of the Indemnifying Party; provided, that if the Indemnifying Party has assumed the defense from the Indemnified Party upon the election of the Indemnified Party, the Indemnified Party waives any right to indemnity therefor.  If the Indemnifying Party undertakes the defense of such matters upon the election of the Indemnified Party, the Indemnified Party shall not, so long as the Indemnifying Party does not abandon the defense thereof, be entitled to recover from the Indemnifying Party any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than the reasonable costs of investigation undertaken by the Indemnified Party with the prior written consent of the Indemnifying Party.

9.8           Cooperation.  Each of Parent, Buyer, the Members and the Company, and each of their affiliates, successors and assigns, shall cooperate with each other in the defense of any suit, action, investigation, proceeding or claim by a third party and, during normal business hours, shall afford each other access to their books and records and employees relating to such suit, action, investigation, proceeding or claim and shall furnish each other all such further information that they have the right and power to furnish as may reasonably be necessary to defend such suit, action, investigation, proceeding or claim, including, without limitation, reports, studies, correspondence and other documentation relating to the Environmental Protection Agency, Occupational Safety and Health Administration and Equal Employment Opportunity Commission matters.

9.9           Timing and Treatment of Payments.

(a)           With respect to third party claims for which indemnification is payable hereunder, such indemnification shall be paid by the Indemnifying Party promptly upon the earlier of (i) the entry of a judgment against the Indemnified Party and the expiration of any applicable appeal period without any appeal being filed on behalf of the Indemnified Party; (ii) the entry of a non-appealable judgment or final appellate decision against the Indemnified Party; (iii) the date by which the Indemnified Party is required to post any bond or incur any similar financial obligation; (iv) the closing under any settlement agreement; or (v) ten (10) days prior to the date on which the liability upon which the indemnity is based is required to be satisfied by the Indemnified Party.  Notwithstanding the foregoing, expenses of the Indemnified Party for which the Indemnifying Party is responsible under this Article IX shall be reimbursed on a current basis by the Indemnifying Party.  With respect to direct claims for which indemnification is payable hereunder, the Indemnifying Party shall promptly pay the amount of the losses for which indemnification is required.

(b)           Buyer and the Members agree to treat all payments made pursuant to this Article IX as adjustments to the Total Consideration or as capital contributions for Tax purposes, except to the extent that the laws of a relevant jurisdiction provide otherwise, in which case such payments shall be made in an amount to indemnify the relevant party on an after-Tax basis.

9.10         Limitations on Indemnification.  The persons or entities indemnified pursuant to this Article IX shall not assert any claim for indemnification hereunder, except with respect to (i) any claim based upon fraud, (ii) any claim based upon a breach of any representation or warranty contained in Sections 2.1, 2.2, 2.3 and 2.5(a)(iii) (with respect to Section 2.5(a)(iii), relating to any Buyer’s GAAP Losses in excess of $50,000), 2.8, 2.30, 2.31 or 2.32 or in Section 2.19 (insofar as such claim is based upon a breach of the representations and warranties therein relating to the Company’s Defined Benefit Pension Plan), or (iii) any claim for Buyer’s Losses described in clauses (vi), (ix) or (x) of Section 9.1(a) (and with any such claim under Section 9.1(a)(vi) being satisfied first by recovery from the Holdback Amount), until such time as and solely to the extent that the aggregate of all claims that such persons may have against the Indemnifying Parties shall exceed $150,000 with respect to all claims (the “Basket”), but upon reaching the amount of the Basket, from the first dollar of all claims.  Claims described in clauses (i) through (iii) of the foregoing sentence may be made under this Article IX on a first dollar basis and without reference to the Basket.  Notwithstanding any other provision of this Agreement, except with respect to any claims (a) based upon fraud or (b) for Buyer’s Losses described in clauses (vi), (ix) or (x) of Section 9.1(a), no Indemnifying Party shall be obligated to indemnify, defend and hold harmless an Indemnified Party with respect to any claim for indemnification hereunder in excess of the Total Consideration, as adjusted pursuant to Section 1.2, received by such Indemnifying Party as set forth on Schedule 9.10.  The parties agree that neither the Basket nor the cap on the maximum amount of the Members’ indemnification obligations set forth above in this Section 9.10 shall be applicable to (i) any claim based upon fraud, (ii) any claim based upon a breach of any representation or warranty contained in Sections 2.1, 2.2, 2.3, 2.8, 2.30, 2.31 or 2.32 or in Section 2.19 (insofar as such claim is based upon a breach of the representations and warranties therein relating to the Company’s Defined Benefit Pension Plan), and that such claims shall not be included for purposes of calculating the Basket or the maximum amount of the Members’ indemnification obligations (i.e., as to whether or not the Basket amount has been reached or whether the Members’ indemnification obligations are limited by the amount of Total Consideration received thereby) with respect to any claims for Buyer’s Losses subject to such limitations.  The parties further agree that (i) claims for a breach of the representations and warranties set forth in Section 2.5(a)(iii) shall be limited to claims for Buyer’s GAAP Losses in excess of $50,000, (ii) the Basket shall not be applicable to any such claims and (iii) such claims shall not be included for purposes of calculating the Basket (i.e., as to whether or not the Basket amount has been reached).

ARTICLE X

MISCELLANEOUS

10.1         Entire Agreement.  This Agreement (including the exhibits and schedules hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof, and no party shall be liable or bound to the other in any manner by any representations or warranties not set forth herein.

10.2         Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.  Neither this Agreement nor any rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of all other parties hereto, and any purported assignment in violation of this Section 10.2 shall be null and void.

10.3         Counterparts; Facsimile Signatures.  This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.  This Agreement, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person At the request of any party, the other party or parties shall re-execute original forms thereof and deliver them to the other party.  No party shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile as a defense to the formation of a contract and each such party forever waives any such defense.

10.4         Headings.  The headings of the articles and sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

10.5         Construction.  As used in this Agreement, the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular article, section, paragraph or other subdivision.  Whenever the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include the other gender where appropriate.  No party shall be entitled to have any wording of this Agreement construed against the other party as the drafter of the Agreement in the event of any controversy or claim in connection with this Agreement.

10.6         Modification and Waiver.  Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof, and this Agreement may be modified or amended by a written instrument executed by Parent, Buyer, the Company and each Member.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all of the parties hereto.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

10.7         Schedules, Etc.  All exhibits and schedules annexed hereto are expressly made a part of this Agreement as though fully set forth herein.

10.8         Notices.  All notices of communication required or permitted hereunder shall be in writing and shall be deemed given and received (a) four (4) business days after mailing, if such notice is deposited in the United States mail, postage prepaid and registered or certified with return receipt requested, addressed to the party to be notified, (b) the next business day, if such notice is delivered by reputable overnight courier, (c) the same day, if such notice is delivered in person to an officer or agent of such party, and (d) upon electronic confirmation of receipt, if such notice is delivered by facsimile.

(i)            If to Parent and/or Buyer, addressed to either or both of such parties at:

SOURCECORP, Incorporated

KeyPoint I Acquisition Corp.

3232 McKinney Avenue, Suite 1000

Dallas, Texas  75204

Facsimile No.:  (214) 740-6589

Attn:  General Counsel

with copies to:

Locke Liddell & Sapp LLP

2200 Ross Avenue, Suite 2200

Dallas, Texas  75201-6776

Facsimile No.:  (214) 740-8800

Attn:  Kent Jamison , Esq.

(ii)                                  If to the Members, addressed thereto at their respective addresses set forth on Schedule 1.1, with copies to counsel as set forth below:

Gibson, Dunn & Crutcher LLP

2029 Century Park East

Los Angeles, California 90067-3026

Attn: Robert Montgomery, Esq.

Facsimile No.: (310) 552-7021

(iii)          If to the Company, addressed to it at:

KeyPoint Consulting LLC

2000 Powell Street, Suite 500

Emeryville, California 94608

Facsimile No.:(510) 594-8105

Attn:       Messrs. Michael J. Doane and Marc Vellrath

and marked “Personal and Confidential”

with copies to:

Gibson, Dunn & Crutcher LLP

2029 Century Park East

Los Angeles, California 90067-3026

Attn: Robert Montgomery, Esq.

Facsimile No.: (310) 552-7021

or to such other address or counsel as any party hereto shall specify pursuant to this Section 10.8 from time to time.

10.9         GOVERNING LAW; CONSENT TO JURISDICTION.  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS (WITHOUT REGARD TO ITS CONFLICTS OF LAW PROVISIONS).  THE PARTIES HERETO EXPRESSLY CONSENT AND AGREE THAT ANY DISPUTE, CONTROVERSY, LEGAL ACTION OR OTHER PROCEEDING THAT ARISES UNDER, RESULTS FROM, CONCERNS OR RELATES TO THIS AGREEMENT SHALL BE BROUGHT IN THE FEDERAL OR STATE COURTS IN AND OF DALLAS COUNTY, TEXAS, AND ACKNOWLEDGE THAT THEY WILL ACCEPT SERVICE OF PROCESS BY REGISTERED OR CERTIFIED MAIL OR THE EQUIVALENT DIRECTED TO THEIR LAST KNOWN ADDRESS AS DETERMINED BY THE OTHER PARTY IN ACCORDANCE WITH THIS AGREEMENT OR BY WHATEVER OTHER MEANS ARE PERMITTED BY SUCH COURTS.  THE PARTIES HERETO HEREBY ACKNOWLEDGE THAT SAID COURTS HAVE JURISDICTION OVER ANY SUCH DISPUTE OR CONTROVERSY, AND THAT THEY HEREBY WAIVE ANY OBJECTION TO PERSONAL JURISDICTION OR VENUE IN THESE COURTS OR THAT SUCH COURTS ARE AN

INCONVENIENT FORUM.  ALL REMEDIES AT LAW, IN EQUITY, BY STATUTE OR OTHERWISE SHALL BE CUMULATIVE AND MAY BE ENFORCED CONCURRENTLY OR FROM TIME TO TIME AND, SUBJECT TO THE EXPRESS TERMS OF THIS AGREEMENT, THE ELECTION OF ANY REMEDY OR REMEDIES SHALL NOT CONSTITUTE A WAIVER OF THE RIGHT TO PURSUE ANY OTHER AVAILABLE REMEDIES.

10.10       Survival of Covenants, Agreements, Representations and Warranties.

(a)           Covenants and Agreements.  All covenants and agreements made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing and shall continue in full force and effect thereafter according to their terms without limit as to duration.

(b)           Representations and Warranties.  All representations and warranties contained herein shall survive the Closing and shall continue in full force and effect thereafter for a period of eighteen (18) months following the Closing, except that (a) the representations and warranties contained in Section 2.8 hereof shall survive until the earlier of (i) the expiration of the applicable periods (including any extensions) of the respective statutes of limitation applicable to the payment of the Taxes to which such representations and warranties relate without an assertion of a deficiency in respect thereof by the applicable Taxing authority or (ii) the completion of the final audit and determinations by the applicable Taxing authority and final disposition of any deficiency resulting therefrom, (b) the representations and warranties contained in Section 2.11 hereof shall serve for a period of five (5) years following the Closing, (c) the representations and warranties contained in Section 2.19 hereof shall survive until the expiration of the applicable period of the statutes of limitation applicable to ERISA matters, and (d) the representations and warranties contained in Sections 2.1, 2.2 and 2.3 shall survive indefinitely.

(c)           Claims Made Prior to Expiration.  Notwithstanding the foregoing survival periods set forth in this Section 10.10, the termination of a survival period shall not affect the rights of an Indemnified Party in respect of any claim made by such party with specificity, in good faith and in writing to the Indemnifying Party in accordance with Sections 9.6 and 10.8 hereof prior to expiration of the applicable survival period.

10.11       Confidentiality; Publicity.  Except as required by law, no party hereto shall issue any press release or make any public statement, in either case relating to or in connection with or arising out of this Agreement or the matters contained herein without obtaining the prior written approval of the other parties to the content and manner of presentation and publication thereof, which consent shall not be unreasonably withheld or delayed.  Notwithstanding anything set forth in this Agreement to the contrary (including the foregoing provisions of this Section 10.11) or in any other agreement to which a party hereto is bound, the parties hereto (and any employee, representative or other agent of any of the parties) are hereby expressly authorized to disclose the “tax treatment” or “tax structure” (as those terms are defined in Treas. Reg. §§ 1.6011-4(c)(8) and (9), respectively) of the transactions evidenced by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to the parties relating to such

“tax treatment” or “tax structure” of such transactions, except that “tax structure” or “tax treatment” shall not include the identity of any existing or future party or its affiliates.

10.12       Expenses.  The Members, on the one hand, and Parent and Buyer, on the other hand, shall be solely responsible for their respective costs and expenses incurred in connection with the preparation of this Agreement, and the consummation of the transactions contemplated hereby.

10.13       Third Party Beneficiaries.  Except as otherwise specifically provided in Article IX, no individual or firm, corporation, limited liability company, partnership or other entity shall be a third-party beneficiary of the representations, warranties, covenants and agreements made by any party hereto.

10.14       Number and Gender of Words.  Whenever the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

10.15       Specific Performance; Other Rights and Remedies.  Each party recognizes and agrees that in the event the other party or parties should refuse to perform any of its or their obligations under this Agreement, the remedy at law would be inadequate and agrees that for breach of such provisions each party shall, in addition to such other remedies as may be available to it at law or in equity, be entitled to injunctive relief and to enforce its rights by an action for specific performance to the extent permitted by applicable law.  Each party hereby waives any requirement for security or the posting of any bond or other surety in connection with any temporary or permanent award of injunctive, mandatory or other equitable relief.

10.16       Cumulative Remedies; Calculation of Damages.

(a)           All rights, powers, remedies, benefits and privileges available under any provision of this Agreement to any party hereunder are in addition to and cumulative of any and all rights, powers, remedies, benefits and privileges available to such party under all other provisions of this Agreement, and the election of a remedy by a party under any provision of this Agreement does not preclude such party from pursuing any other remedies available to it hereunder, whether concurrently therewith or from time to time.  By way of illustration only, in the event that Buyer believes that there have been breaches of the representations and warranties in both Section 2.5(a)(iii) and Section 2.5(c), it may elect to pursue its claim with respect to either or both of such provisions, concurrently or otherwise.  Nothing in this section shall be read or interpreted to provide any party with a “double recovery” with respect to any losses or damages suffered thereby.

(b)           The parties to this Agreement acknowledge and agree that the mechanism for determining the amount of “Buyer’s GAAP Losses” as set forth in the definition thereof is unique to Buyer’s GAAP Losses and that neither Buyer, the Company nor the Members shall be limited by such mechanism as to the appropriate measure, methodology of calculation or amount of losses (whether Seller Losses or Buyer’s Losses other than Buyer’s GAAP Losses) under any other provision of this Agreement.

10.17       Prorations.  Any amounts prepaid by the Members under the Real Property Leases and Contracts with respect to any period after the Effective Date shall be reimbursed to the Members at the Closing or as soon thereafter as practicable.  At the Closing or as soon thereafter as practicable, the Members shall reimburse Buyer for any amounts due under such Real Property Leases and Contracts with respect to any period before the Effective Date and paid by Buyer.

10.18       Further Assurances.  From time to time after the Closing, at the request of any other party but at the expense of the requesting party, Parent, Buyer, the Company or the Members, as the case may be, will execute and deliver any such other instruments of conveyance, assignment and transfer, and take such other action as the other party may reasonably request in order to consummate or evidence the transactions contemplated hereby.

10.19       Mail Received After Closing.  Following the Closing, Buyer may receive and open all mail addressed to the Members at the Company’s address (unless such mail is clearly and prominently marked “confidential” or “to be opened only by addressee” or with similar instructions) and deal with the contents thereof in its discretion to the extent that such mail and the contents thereof relate to the business, operations, assets and/or properties of the Company.

10.20       Community Property.  If any of the Company Interests are owned at the Closing by any Member as community property with his or her spouse, the sale of the Company Interests under this Agreement shall include the Member’s interest and the community property interest of the Member’s spouse.  The spouse of the respective Member joins in this Agreement, as evidenced by his or her signature hereto, to acknowledge his or her consent to this Agreement and to the sale of any community property interest that he or she might have in the Company Interests held by his or her spouse.

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

PARENT:	BUYER:

SOURCECORP, INCORPORATED	KEYPOINT I ACQUISITION CORP.

By:	/s/Thomas C. Walker	By:	/s/Barry L. Edwards
Printed Name:	Thomas C. Walker	Printed Name:	Barry L. Edwards
Title:	Chairman & CDO	Title:	Vice President

THE COMPANY:

KEYPOINT CONSULTING LLC

	By:	/s/Michael A. Williams
	Printed Name:	Michael A. Williams
	Title:	Co-Managing Principal

THE MEMBERS:

/s/Kimberley Doane	/s/Michael J. Doane
Spouse	Michael J. Doane

/s/Michele P. Vellrath	/s/Marc Vellrath
Spouse	Marc Vellrath

/s/Sheila Williams	/s/Michael A. Williams
Spouse	Michael A. Williams

/s/Danielle Caluwaerts	/s/Brett L. Reed
Spouse	Brett L. Reed

/s/Kristin McAfee	/s/R. Preston McAfee
Spouse	R. Preston McAfee

N/A	/s/David S. Sibley
Spouse	David S. Sibley

N/A	/s/Alan C. Hess
Spouse	Alan C. Hess

/s/Azin H. Wilcox	/s/James A. Wilcox
Spouse	James A. Wilcox

ANNEX I

TO THAT CERTAIN

MEMBERSHIP INTEREST PURCHASE AGREEMENT

EXECUTED APRIL 15, 2004

BY AND AMONG

SOURCECORP, INCORPORATED,

KEYPOINT I ACQUISITION CORP.,

KEYPOINT CONSULTING LLC

AND

THE MEMBERS NAMED THEREIN

DEFINITIONS

In this Agreement, the following terms shall have the meanings set forth below unless the context requires otherwise.

“Academic Member” has the meaning given in the introductory paragraph of this Agreement.

“Agencies” has the meaning given in Section 2.16.

“Buyer” shall mean KeyPoint I Acquisition Corp., a Delaware corporation.

“Buyer’s GAAP Losses” means that portion of Buyer’s Losses arising from the exceptions to or deviations from GAAP reflected on the Effective Date Balance Sheet, whether or not set forth on Schedules 1.4 and 2.5, which (i) have an aggregate net adverse or negative effect upon the Effective Date Balance Sheet and (ii) are determined in the manner set forth in the example contained below in this definition of “Buyer’s GAAP Losses”, with such GAAP exceptions or deviations that have a positive dollar effect on the Effective Date Balance Sheet applied against GAAP exceptions or deviations that have an adverse or negative dollar effect on the Effective Date Balance Sheet, and with GAAP exceptions or deviations that do not have an effect (i.e., neither negative or positive) on the Effective Date Balance Sheet not included in such calculation.  By way of example, if (i) certain of the Company’s scheduled GAAP exceptions or deviations result in a cumulative overstatement of assets of $60,000 on the Effective Date Balance Sheet and a cumulative understatement of liabilities of $5,000 on the Effective Date Balance Sheet (i.e., an aggregate adverse or negative dollar effect on the Effective Date Balance Sheet of $65,000), and (ii) certain GAAP exceptions or deviations on the Effective Date Balance Sheet that are not set forth on Schedules 1.4 and 2.5 are discovered, which result in a cumulative understatement of assets of $7,000 on the Effective Date Balance Sheet and a cumulative overstatement of liabilities of $2,000 on the Effective Date Balance Sheet (i.e., an aggregate positive dollar effect on the Effective Date Balance Sheet of $9,000), Buyer’s GAAP Losses shall be $56,000 and Buyer and the Company shall be entitled to recover $6,000 with respect thereto pursuant to Article IX hereof.

“Buyer’s Losses” has the meaning given in Section 9.1(b).

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“Charter Documents” means the true, complete and correct copies of the Company’s Certificate of Formation and its Operating Agreement, as described in Section 2.2.

“Closing” means the closing of the transactions contemplated by this Agreement, as described in Section 7.1.

“Closing Date” shall mean the date of the Closing, as described in Section 7.1.

“Closing Price Adjustment” has the meaning given in Section 1.2.

“Code” means the Internal Revenue Code of 1986, as amended, as described in Section 2.8(c).

“Company” shall mean KeyPoint Consulting LLC, a California limited liability company.

“Company Interests” means the issued and outstanding membership interests of the Company, as described in Section 1.1.

“Contracts” has the meaning given in Section 2.12(a).

“Effective Date” means March 1, 2004, as described in Section 1.5.

“Effective Date Balance Sheet” means the balance sheet of the Company at the close of business on the Effective Date, as described in Sections 1.2 and 1.4.

“Employee Claims” has the meaning given in Section 9.3.

“Employment Agreements” means the Employment Agreements to be entered into between the Company and each of the Primary Equity Members at the Closing and attached to this Agreement as Exhibit A, as described in Section 5.11.

“Environmental Costs” has the meaning given in Section 9.2(c).

“Environmental Requirements” has the meaning given in Section 2.11(b).

“Equitable Exceptions” has the meaning given in Section 2.1.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, as described in Section 2.19(a).

“Financial Statements” has the meaning given in Section 2.5(a).

“GAAP” means generally accepted accounting principles consistently applied, as described in Section 1.2.

“Group Member” has the meaning given in Section 2.19(c).

“Hazardous Substance” has the meaning given in Section 2.11(b).

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“Holdback Amount” has the meaning given in Section 1.1.

“Independent Contractor Agreements” means the Independent Contractor Agreements to be entered into between the Company and each of the Academic Members at the Closing and attached to this Agreement as Exhibit B, as described in Section 5.12.

“Intellectual Property” has the meaning given in Section 2.18.

“IRS” means the United States Internal Revenue Service, as described in Section 2.19(a).

“KeyPoint Distribution Account” has the meaning given in Section 1.3(c).

“KeyPoint Receivables” has the meaning given in Section 1.2.

“Liens” has the meaning given in Section 2.3(b).

“Material Adverse Effect” means a material adverse effect on the business, operations, properties, assets or condition (financial or otherwise), results of operations or prospects of the Company.

“Material Permits” has the meaning given in Section 2.7.

“Members” shall mean Michael J. Doane, Marc Vellrath, Michael A. Williams, Brett L. Reed, R. Preston McAfee, David S. Sibley, Alan C. Hess and James A. Wilcox.

“Members’ Release” means the Members’ Release to be executed by the Members and attached as Exhibit D, as described in Section 5.5.

“Modified Tangible Net Worth” means the net worth of the Company (as determined in accordance with GAAP) as determined by reference to the Effective Date Balance Sheet (a) less the value of the Company’s accounts receivable as of the Effective Date (the “KeyPoint Receivables”) and (b) plus the value of the liability accounts set forth on Schedule 1.3 hereto (the “Segregated Liabilities”) as described in Section 1.3.  Modified Tangible Net Worth shall be calculated in a manner consistent with the accounting methods of the Company employed in preparing the Effective Date Balance Sheet (i.e., such calculation will be made in accordance with GAAP); provided, however, that the effects of any GAAP exceptions or deviations that impact the determination of Modified Tangible Net Worth shall not be recoverable pursuant to the purchase price adjustment set forth in Section 1.2, but shall instead be determined and addressed under Article IX of the Agreement.

“Noncompetition Agreements” means the Noncompetition Agreements to be entered into between the Company and each of the Academic Members at the Closing and attached to this Agreement as Exhibit C, as described in Section 5.12.

“Parent” shall mean SOURCECORP, Incorporated, a Delaware corporation.

“PBGC” means the Pension Benefit Guaranty Corporation, as described in Section 2.19(a).

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“Plans” has the meaning given in Section 2.19(a).

“Post-Closing Adjustment” has the meaning given in Section 1.3(b).

“Primary Equity Members” has the meaning given in the introductory paragraph of this Agreement.

“Real Property” has the meaning given in Section 2.9(a).

“Real Property Leases” has the meaning given in Section 2.10.

“Related Corporation” has the meaning given in Section 2.8(h).

“Segregated Accounts” has the meaning given in Section 1.3(a).

“Segregated Liabilities” has the meaning given in “Modified Tangible Net Worth” above.

“Seller Losses” has the meaning given in Section 9.4(b).

“SOURCECORP Material Adverse Effect” means a material adverse effect on the business, operations, affairs, properties, assets or condition (financial or otherwise) of Parent and the subsidiaries of Parent taken as a whole.

“Subject Property” has the meaning given in Section 2.11(b).

“Taxes” has the meaning given in Section 2.8(a).

“Third Party Intellectual Property” has the meaning given in Section 2.18.

“Total Consideration” has the meaning given in Section 1.1.

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